Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) dated April 30, 2009 and effective as of the Amendment No. 1 Effective Date (as defined below), to the Credit Agreement dated as of November 1, 2007 (as in effect immediately prior to the effectiveness hereof, the “Credit Agreement”) among Metavante Technologies, Inc. (“Holdings”), Metavante Corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Lehman Commercial Paper Inc., and Baird Financial Corporation, as documentation agents, Morgan Stanley Senior Funding Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

RECITALS:

1. The Borrower and Holdings have advised the Lenders that Holdings intends to undertake the FNIS Merger pursuant to which Holdings will merge with Cars Holdings, LLC (“FNIS Merger Sub”), a wholly owned Subsidiary of FNIS, with FNIS Merger Sub as the surviving entity (each capitalized term as defined herein).

2. In connection with the FNIS Merger, the Borrower and FNIS desire to restructure the Loans under the Credit Agreement such that on the Amendment No. 1 Effective Date: (a) the Borrower borrows 100% of the unused Revolving Commitments on or prior to such date, (b) the FNIS Loan Purchaser purchases all of the Revolving Loans of each Consenting Lender on such date on the terms set forth herein if and only if such Consenting Lender commits to purchase accounts receivable from the FNIS Securitization Vehicle under the FNIS A/R Securitization Facility, (c) the FNIS Loan Purchaser purchases up to $928,125,000 of the Term Loans of the Consenting Lenders on such date on the terms set forth herein in exchange for the following: (i) an aggregate principal amount of $500,000,000 of the Term Loans held by the Consenting Lenders are exchanged for an identical principal amount of FNIS Term Loans, and (ii) the remaining balance of up to an aggregate principal amount of $428,125,000 of the Term Loans held by the Consenting Lenders are purchased in cash at par by the FNIS Loan Purchaser, and (d) if, after giving effect to the purchases by the FNIS Loan Purchaser of the Term Loans and the Revolving Loans as described in clauses (b) and (c) above, an aggregate principal amount of Term Loans and Revolving Loans remain outstanding under the Credit Agreement, as amended by this Amendment, that would result in a “Default” under the FNIS Credit

Agreement, the Borrower shall prepay the Loans on a pro rata basis for the relevant Facility in a minimum amount necessary to avoid such “Default” (but the Borrower shall not be prohibited from prepaying any greater amount in its discretion) (all such transactions, the “Restructuring Transactions”).

3. In connection with the FNIS Merger, the Restructuring Transactions and related transactions, the Borrower wishes to have certain provisions of the Credit Agreement be waived and to have the Credit Agreement be amended in the manner described herein. The Lenders party hereto and the Administrative Agent are willing to agree to such waivers and amendments on and subject to the terms and conditions set forth herein.

4. The parties hereto therefore agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, on and after the Amendment No. 1 Effective Date, refer to the Credit Agreement as amended hereby.

Section 2. Purchase of Revolving Loans by the FNIS Loan Purchaser.

(a) On the Amendment No. 1 Effective Date, FNIS or one of its Subsidiaries (the “FNIS Loan Purchaser”) shall purchase all of the Revolving Loans held by the Consenting Lenders pursuant to the FNIS Assignment Agreements (the “FNIS Revolving Loan Purchases”) if and only if each such Consenting Lender shall have met the following condition (each such Consenting Lender meeting such condition, a “Qualifying Revolving Lender”): such Consenting Lender shall have committed to purchase accounts receivable from the FNIS Securitization Vehicle under the FNIS A/R Securitization Facility (the “A/R Commitment”) in an amount equal to at least 75% of such Consenting Lender’s Revolving Commitment in effect immediately prior to the Amendment No. 1 Effective Date; provided that if the aggregate A/R Commitments of all Qualifying Revolving Lenders under the FNIS A/R Securitization Facility exceed $145,000,000, each Qualifying Revolving Lender shall be permitted to reduce its A/R Commitment by an amount equal to its Consenting Revolving Percentage of such excess amount. In connection with the foregoing FNIS Revolving Loan Purchases, each Qualifying Revolving Lender shall be paid in cash an amount equal to the difference between (x) the principal amount of the Revolving Loans sold by such Qualifying Revolving Lender to the FNIS Loan Purchaser and (y) the amount required to be funded by such Qualifying Revolving Lender under the FNIS A/R Securitization Facility on the Amendment No. 1 Effective Date.

(b) For purposes hereof, (i) “Consenting Revolving Percentages” means, as to any Qualifying Revolving Lender, the percentage which such Qualifying Revolving Lender’s Revolving Commitment in effect immediately prior to the Amendment No. 1 Effective Date constitutes of the aggregate Revolving Commitments of all Qualifying Revolving Lenders in effect immediately prior to the Amendment No. 1 Effective Date, (ii) “FNIS Assignment Agreement” means, with respect to any assignment to the FNIS Loan Purchaser pursuant to Section 2 or Section 3 of this Amendment, an Assignment Agreement substantially in the form of Annex G hereto, (iii) “FNIS A/R Securitization Facility” means the $145,000,000 receivables securitization facility of the FNIS Securitization Vehicle dated as of the Amendment No. 1 Effective Date, as amended, the principal terms of which are set forth in the summary attached hereto as Annex F and (iv) “FNIS Securitization Vehicle” means a wholly-owned, direct or indirect subsidiary of FNIS that is the Securitization Vehicle for the FNIS Securitization Facility.

(c) With respect to all purchases by the FNIS Loan Purchaser of the Revolving Loans and cancellation of such Revolving Loans pursuant to this Section 2, such purchases and cancellation shall not, for the avoidance of doubt, constitute payments or prepayments of the Revolving Loans for any purposes under the Credit Agreement (including, without limitation, for purposes of Section 2.9, 2.10, 2.11, 2.17 or 10.7(a) of the Credit Agreement).

(d) No interest shall accrue from and after the Amendment No. 1 Effective Date on any Revolving Loans purchased by the FNIS Loan Purchaser, and concurrently with the FNIS Revolving Loan Purchases on the Amendment No. 1 Effective Date, such purchased Revolving Loans shall be deemed immediately cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the FNIS Loan Purchaser) for all purposes of the Credit Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to (i) the making of, or the application of, any payments to the Lenders under any Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under any Loan Document, (iii) the providing of any rights to the Borrower as a Lender under any Loan Document, (iv) the calculation of financial covenants and (v) the determination of Required Lenders or Majority Revolving Facility Lenders, or for any similar or related purpose, under any Loan Document.

(e) Each Consenting Lender agrees that no assignment of its Revolving Commitment or Revolving Loans shall be made or become effective prior to the Amendment No. 1 Effective Date unless the permitted assignee (x) agrees in writing in the relevant Assignment and Assumption to be treated as a

“Consenting Lender” for all purposes hereof with respect to the assigned interest, including the definition of “Consenting Revolving Percentages” and (y) contemporaneously with the entry of such Assignment and Assumption, provides a commitment in respect of the FNIS A/R Securitization Facility in an amount equal to at least 75% of such assigned interest pursuant to a written commitment advice reasonably acceptable to the arranger of the FNIS A/R Securitization Facility.

Section 3. Purchase of Terms Loans by the FNIS Loan Purchaser.

(a) On the Amendment No. 1 Effective Date, the FNIS Loan Purchaser shall purchase up to an aggregate principal amount of $928,125,000 of Term Loans held by the Consenting Lenders, on a pro rata basis according to their Consenting Term Percentages (the “FNIS Term Loan Purchases”), in exchange for the following: (i) the purchase of $500,000,000 in aggregate principal amount of such Term Loans shall be made in the form of an identical principal amount of FNIS Term Loans pursuant to the terms of the Debt Exchange Agreement (such purchase and exchange transaction, the “Debt Exchange”) and (ii) the purchase of the remaining $428,125,000 in aggregate principal amount of such Term Loans shall be made in cash at par pursuant to the FNIS Assignment Agreements. Each Consenting Lender hereby agrees to the form of the payment of the Debt Exchange and to enter into the Debt Exchange Agreement on the Amendment No. 1 Effective Date, and agrees that no assignment of its Term Loans shall be made or become effective prior to the Amendment No. 1 Effective Date unless the permitted assignee agrees in writing in the relevant Assignment and Assumption to be treated as a “Consenting Lender” for all purposes hereof with respect to the assigned Term Loans, including the definition of “Consenting Term Percentages” and the agreement to accept the form of the payment of the Debt Exchange and to enter into the Debt Exchange Agreement on the Amendment No. 1 Effective Date. For purposes hereof, “Consenting Term Percentages” means, as to any Consenting Lender at any time, the percentage which the aggregate principal amount of such Consenting Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans of all Consenting Lenders then outstanding.

(b) With respect to all purchases by the FNIS Loan Purchaser of the Term Loans and cancellation of such Term Loans pursuant to this Section 3, such purchases and cancellation shall not, for the avoidance of doubt, constitute payments or prepayments of the Term Loans for any purposes under the Credit Agreement (including, without limitation, for purposes of Section 2.10, 2.11, 2.17 or 10.7(a) of the Credit Agreement).

(c) No interest shall accrue from and after the Amendment No. 1 Effective Date on any Term Loans purchased by the FNIS Loan Purchaser, and concurrently with the FNIS Term Loan Purchases on the Amendment No. 1 Effective Date, such purchased Term Loans shall be deemed immediately cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Borrower) for all purposes of the Credit Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to (i) the making of, or the application of, any payments to the Lenders under any Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under any Loan Document, (iii) the providing of any rights to the Borrower as a Lender under any Loan Document, (iv) the calculation of financial covenants and (v) the determination of Required Lenders or Majority Term Facility Lenders, or for any similar or related purpose, under any Loan Document.

(d) After giving effect to the cancellation of the Term Loans purchased by the FNIS Loan Purchaser described above, it is understood and agreed that the amount of the aggregate quarterly installment payments set forth in Section 2.3 of the Credit Agreement shall be reduced from $4,375,000 to $2,025,316.46 and (y) the reference to the aggregate final installment on the Term Facility Maturity Date set forth in Section 2.3 of the Credit Agreement shall be changed from $1,636,250,000 to $757,468,354.43.

Section 4. Consent to the FNIS Merger and the Restructuring Transactions and Waiver of Certain Provisions. The Lenders hereby consent to the FNIS Merger and the Restructuring Transactions (including the FNIS Revolving Loan Purchases and the FNIS Term Loan Purchases, in each case as set forth herein) notwithstanding anything to the contrary in the Credit Agreement and hereby waive the requirements of any provision of the Credit Agreement (including, without limitation, Sections 2.5, 2.9, 2.10, 7.4, 8(k), 8(l) and 10.6) that might otherwise result in a Default or Event of Default as a result of the FNIS Merger or the Restructuring Transactions.

Section 5. Amendments of Section 1 (Defined Terms and Other Definitional Provisions) of the Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended by adding, in appropriate alphabetical order, the following defined terms:

“Amendment No. 1”: Amendment No. 1 to Credit Agreement dated April 30, 2009 and effective as of the Amendment No. 1 Effective Date.

“Amendment No. 1 Effective Date”: the date on which Amendment No. 1 becomes effective pursuant to Section 14 thereof.

“Approved Foreign Bank”: as specified in clause (k) of the definition of “Cash Equivalents”.

“Attributable Indebtedness”: on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Borrower Supplemental Agreement”: the Supplemental Agreement dated as of the Amendment No. 1 Effective Date among the Borrower, FNIS and the Administrative Agent, substantially in the form of Exhibit K.

“Brazilian Joint Venture”: that joint venture among Certegy LTDA, Banco Bradesco S.A. and Banco ABN AMRO Real S.A. and any future members.

“Capitalized Leases”: all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

“Cash Management Practices”: the cash, Cash Equivalent and short-term investment management practices of the Consolidated Companies as approved by the board of directors or chief financial officer of FNIS from time to time, including any Indebtedness of the Consolidated Companies having a maturity of 92 days or less representing borrowings from any financial institution with which the Consolidated Companies have a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Cash Equivalents and other short-term investments purchased by the relevant Consolidated Company with the proceeds of such borrowings.

“Cash on Hand”: on any day, the sum of the amount of cash, Cash Equivalents and other short-term investments of the Consolidated Companies as set forth on the balance sheet of the Consolidated Companies on the last day of each calendar month ending during the four fiscal quarters most recently ended on or prior to such day, divided by twelve (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as “restricted” or otherwise subject to a security interest in favor of any other Person (other than non-consensual Liens permitted under Section 7.1).

“Casualty Event”: any event that gives rise to the receipt by FNIS or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control”: the earliest to occur of:

(a) (i) a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the 1934 Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the 1934 Act), directly or indirectly, of more than 35% of the then outstanding voting stock of FNIS, and (ii) during any period of twelve consecutive months, the board of directors of FNIS shall cease to consist of a majority of the Continuing Directors;

(b) (i) FNIS shall cease to own and control, directly or through one or more wholly-owned Subsidiaries, 100% of each class of outstanding Capital Stock of Holdings free and clear of all Liens (except Liens created by the FNIS Pledge Agreement), or (ii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); and

(c) any “Change of Control” (or any comparable term) in any document pertaining to any Permitted Subordinated Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Consenting Lender”: each Lender that executes Amendment No. 1.

“Consolidated Companies”: FNIS and its Consolidated Subsidiaries.

“Consolidated Interest Charges”: as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, the amount payable with respect to such period in respect of (a) total interest expense payable in cash plus pay-in-kind interest in respect of Indebtedness (other than Specified Non-Recourse Indebtedness) of the type set forth in clause (a) of the definition thereof (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the FNIS Credit Transaction, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining Swap Contracts, (iv) fees and expenses associated with any Investment permitted under Section 7.2, Equity Issuance or Debt Issuance (whether or not consummated) and (v) amortization of deferred financing costs), minus (b) interest income with respect to Cash on Hand of such Person and its Subsidiaries earned during such period, in each case as determined in accordance with GAAP.

“Consolidated Shareholders’ Equity”: as of any date of determination, the consolidated shareholders’ equity of FNIS and its Subsidiaries that would be reported as shareholders’ equity on a consolidated balance sheet of FNIS and its Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Subsidiaries”: with respect to any Person at any time, all Subsidiaries of such Person that would be consolidated in the financial statements of such Person on such date prepared in accordance with GAAP, but excluding any such consolidated Subsidiary of such Person that would not be so consolidated but for the effect of FIN 46.

“Control”: as specified in the definition of “Affiliate.”

“Debt Exchange”: the exchange on the Amendment No. 1 Effective Date of an aggregate principal amount of $500,000,000 of Term Loans held by the Consenting Lenders for an identical principal amount of FNIS Term Loans pursuant to the terms of the Debt Exchange Agreement.

“Debt Exchange Agreement”: the Debt Exchange and Joinder Agreement dated as of Amendment No. 1 Effective Date among the Borrower, Holdings, FNIS, the Consenting Lenders, the Administrative Agent and the FNIS Administrative Agent.

“Debt Issuance”: the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Disqualified Equity Interests”: any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Facility Maturity Date.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with FNIS within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by FNIS or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by FNIS or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon FNIS or any ERISA Affiliate.

“Equity Interests”: with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance”: any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

“Exchange Companies”: Investment Property Exchange Services, Inc. and any other Restricted Companies that are engaged in like-kind-exchange operations.

“FNIS”: Fidelity National Information Services, Inc., a Georgia corporation.

“FNIS Administrative Agent”: JPMCB, as administrative agent under the FNIS Credit Agreement.

“FNIS Credit Agreement”: the Credit Agreement dated as of January 18, 2007, as amended, among FNIS, the Designated Borrowers (as defined therein) from time to time party thereto, each lender party thereto, JPMCB, as administrative agent, swing line lender and L/C issuer, and Bank of America, N.A., as swing line lender.

“FNIS Credit Transaction”: collectively, (a) the execution, delivery and performance by the FNIS Loan Parties of the FNIS Credit Agreement, (b) the funding of the FNIS Term Loans and (c) the payment of the fees and expenses incurred in connection with any of the foregoing.

“FNIS Loan Documents”: “Loan Documents” as defined in the FNIS Credit Agreement.

“FNIS Loan Parties”: the collective reference to FNIS and each FNIS Subsidiary Guarantor.

“FNIS Loan Party Guaranty”: the Guaranty Agreement to be executed and delivered by each FNIS Loan Party, substantially in the form of Exhibit I.

“FNIS Merger”: the merger between Holdings and FNIS Merger Sub, with FNIS Merger Sub as the surviving entity, all pursuant to the FNIS Merger Agreement.

“FNIS Merger Agreement”: Agreement and Plan of Merger dated as of March 31, 2009 among FNIS, Holdings and FNIS Merger Sub.

“FNIS Merger Sub”: Cars Holdings, LLC, a Delaware limited liability company.

“FNIS Pledge Agreement”: the Pledge Agreement dated as of September 12, 2007, as amended, among FNIS and the other grantors party thereto and JPMCB, as collateral agent.

“FNIS Subsidiary Guarantor”: as defined in Section 6.12(a).

“FNIS Term Loans”: “Term Loans” as defined in the FNIS Credit Agreement.

“Guarantee”: as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Amendment No. 1 Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Interest Coverage Ratio”: as of the end of any fiscal quarter of FNIS for the four fiscal quarter period ending on such date, the ratio of (a) Consolidated EBITDA of FNIS and its Subsidiaries for such period to (b) Consolidated Interest Charges of FNIS and its Consolidated Subsidiaries for such period.

“JPMCB”: JPMorgan Chase Bank, N.A. and its successors.

“Laws”: collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leasing Companies”: FNF Capital Leasing, Inc. and its Subsidiaries.

“Leverage Ratio”: as of the end of any fiscal quarter of FNIS for the four fiscal quarter period ending on such date, the ratio of (a) Total Indebtedness on the last day of such period to (b) Consolidated EBITDA of the Consolidated Companies for such period; provided that the amount of Total Indebtedness determined pursuant to clause (a) above at any date shall be reduced (i) by the amount of any outstanding “Swing Line Loans” or “Revolving Credit Loans” (each, as defined in the FNIS Credit Agreement) drawn for the purpose of credit card settlements so long as (x) such Swing Line Loans and Revolving Credit Loans are repaid within three Business Days after the applicable date regarding which the Leverage Ratio is calculated and (y) the Borrower or FNIS certifies as to the amount of such Swing Line Loans and Revolving Credit Loans and such repayment in the applicable Compliance Certificate and (ii) in the case of any such Indebtedness of a Majority-Owned Subsidiary, by an amount directly proportional to the amount (if any) by which Consolidated EBITDA determined pursuant to clause (b) above for such date was reduced (including through the calculation of Consolidated Net Income) by the elimination of a minority interest in such Majority-Owned Subsidiary owned by a Person other than a Consolidated Company.

“Majority-Owned Subsidiary”: a Consolidated Subsidiary that is not wholly-owned (directly or indirectly) by FNIS.

“Material Companies”: FNIS and all Restricted Subsidiaries (other than Immaterial Subsidiaries).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Non-Consenting Lender”: each Lender that is not a Consenting Lender.

“Outstanding Amount”: (a) with respect to the Term Loans and the FNIS Term Loans, Revolving Loans, “Revolving Credit Loans” and “Swing Line Loans” (each term in this definition with quotation marks around it, as defined in the FNIS Credit Agreement) on any date, the principal amount thereof (or, in the case of the “Revolving Credit Loans”, the “Dollar Equivalent” amount thereof) after giving effect to any borrowings and prepayments or repayments of Term Loans, FNIS Term Loans, Revolving Loans, “Revolving Credit Loans” (including any refinancing of outstanding unpaid drawings under “Letters of Credit” or “L/C Borrowings” as a “Revolving Credit Borrowing”) and “Swing Line Loans”, as the case may be, occurring on such date; and (b) with respect to any “L/C Obligations” on any date, the “Dollar Equivalent” amount of the aggregate outstanding amount thereof on such date after giving effect to any “L/C Credit Extension” occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any “Letters of Credit” (including any refinancing of outstanding unpaid drawings under “Letters of Credit” or “L/C Credit Extensions” as a “Revolving Credit Borrowing”) or any reductions in the maximum amount available for drawing under “Letters of Credit” taking effect on such date.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by FNIS or any ERISA Affiliate or to which FNIS or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition”: as defined in Section 7.2(h).

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount

(or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.3, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor (or another of the Restricted Companies, at the election of FNIS, provided that if the obligor is a Loan Party, such other Restricted Company must also be a Loan Party) on the Indebtedness being modified, refinanced, refunded, renewed or extended, and such new or additional obligors as are or become Loan Parties in accordance with Section 6.12 and with respect to subordinated Indebtedness the obligations of such obligors shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in documentation governing the Indebtedness, taken as a whole and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Subordinated Indebtedness”: any unsecured Indebtedness that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms not materially less favorable to the Lenders, taken as a whole, than the terms set forth on Exhibit J hereto or on such other terms as shall be reasonably acceptable to the Administrative Agent, (b) is not scheduled to mature prior to the date that is 91 days after the Term Facility Maturity Date, (c) has no scheduled amortization or payments of principal prior to the Term Facility Maturity

Date, and (d) in the case of such Indebtedness (or series of related Indebtedness) in excess of the Threshold Amount, has mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those contained in this Agreement for the Term Loans or are otherwise reasonably acceptable to the Administrative Agent.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect”: for purposes of calculating compliance with the Leverage Ratio or each of the financial covenants set forth in Section 7.10 in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by any Restricted Company in connection with such Specified Transaction, and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to the Leverage Ratio and the financial covenants set forth in Section 7.10 to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and may take into account cost savings for which the necessary steps have been implemented or are reasonably expected to be implemented within twelve months after the closing of the applicable Permitted Acquisition.

“Restricted Companies”: FNIS and its Restricted Subsidiaries (including Holdings and the Borrower), and “Restricted Company” means any of the foregoing.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Securitization Assets”: any accounts receivable, royalty or revenue streams, other financial assets, proceeds and books, records and other related assets incidental to the foregoing subject to a Securitization Financing.

“Securitization Financing”: as defined in Section 7.3(v).

“Securitization Vehicle”: one or more special purpose vehicles that are, directly or indirectly, wholly-owned Subsidiaries of FNIS and are Persons organized for the limited purpose of entering into a Securitization Financing by purchasing, or receiving by way of capital contributions, sale or other transfer, assets from FNIS and its Subsidiaries and obtaining financing for such assets from third parties, and whose structure is designed to insulate such vehicle from the credit risk of FNIS.

“Specified Debt”: as defined in the last paragraph of Section 7.3.

“Specified Debt Test”: as defined in the last paragraph of Section 7.3.

“Specified Non-Recourse Indebtedness”: as defined in Section 7.3(f).

“Specified Responsible Officer”: the chief executive officer, president, chief operating officer, chief financial officer, treasurer, comptroller or general counsel of FNIS.

“Specified Transaction”: any Investment or incurrence of Indebtedness in respect of which compliance with the financial covenants set forth in Section 7.10 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Swap Contract”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Swap Termination Value”: in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Threshold Amount”: $150,000,000.

“Total Assets”: at any time with respect to any Person, the total assets appearing on the most recently prepared consolidated balance sheet of such Person as of the end of the most recent fiscal quarter of such Person for which such balance sheet is available, prepared in accordance with GAAP.

“Total Consolidated Assets”: at any time, the total assets appearing on the most recently prepared consolidated balance sheet of FNIS and its Consolidated Subsidiaries as of the end of the most recent fiscal quarter of FNIS and its Consolidated Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP.

“Total Indebtedness”: without duplication, (a) the aggregate Outstanding Amount of all Loans and all “Loans” (as defined in the FNIS Credit Agreement), the aggregate undrawn amount of all outstanding trade “Letters of Credit” and all “Unreimbursed Amounts” (each, as defined in the FNIS Credit Agreement) and (b) all other Indebtedness of the Consolidated Companies of the type referred to in clauses (a), (b) (but solely in respect of letters of credit and bankers’ acceptances, and solely to the extent drawn and not yet reimbursed), (d), (e), (f) and (h) of the definition thereof and all Guarantees of FNIS and its Subsidiaries in respect of such Indebtedness of any other Person, in each case other than Specified Non-Recourse Indebtedness.

“Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Vault Cash Operations”: the vault cash or other arrangements pursuant to which various financial institutions fund the cash requirements of automated teller machines and cash access facilities operated by the Consolidated Companies at customer locations.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

(b) Section 1.1 of the Credit Agreement is hereby amended by deleting in their entirety the following defined terms: “Acquired EBITDA”, “Acquired Entity or Business”, “Additional Lender”, “Adjustment Date”, “Applicable Amount”, “Applicable Pricing Grid”, “Capital Lease Obligations”, “Consolidated Leverage Ratio”, “Consolidated Total Net Debt, “Existing Term Loans”, “Guarantee Obligation”, “Incremental Extensions of Credit”, “Incremental Facility Amendment”, “Incremental Facility Closing Date”, “Incremental Margin”, “Material Subsidiary”, “Not Otherwise Applied”, “Permitted Disposition”, “Permitted Refinancing Indebtedness”, “Reference Date”, “Refinance”, “Sold Entity or Business”, “Subordinated Indebtedness”, “Subsidiary Redesignation”, “Total Tangible Assets” and “Wholly Owned Subsidiary Guarantor”.

(c) The definitions of the following terms set forth in Section 1.1 of the Credit Agreement are hereby amended to read in full as follows:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Applicable Margin”: for each Type of Loans, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Term Loans	2.25%	3.25%

Revolving Loans	0.625%	1.625%

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 7.5 (other than clause (f) thereof)) that yields gross proceeds to any Group Member (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds in each case determined as of the date of payment of such gross proceeds to such Group Member).

“Capital Expenditures”: without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of FNIS and its Subsidiaries prepared in accordance with GAAP.

“Cash Equivalents” : any of the following types of Investments, to the extent owned by FNIS or any of its Restricted Subsidiaries:

(a) operating deposit accounts maintained by the Restricted Companies;

(b) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent;

(c) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or the equivalent thereof);

(d) commercial paper issued by any Lender that is a commercial bank or any bank holding company owning any Lender;

(e) commercial paper maturing not more than 12 months after the date of creation thereof or other durations approved by the Administrative Agent and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s and commercial paper maturing not more than 90 days after the creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s;

(f) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof or other durations approved by the Administrative Agent which are either issued by any Lender or any other banks having combined capital and surplus of not less than $100,000,000 (or in the case of foreign banks, the dollar equivalent thereof) or are insured by the Federal Deposit Insurance Corporation for the full amount thereof;

(g) repurchase agreements with a term of not more than 30 days for, and secured by, underlying securities of the type without regard to maturity described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types with regard to maturity of securities described in clauses (b) through (g) above;

(i) asset-backed securities and corporate securities that are eligible for inclusion in money market funds;

(j) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided that the aggregate amount of Investments by any Person in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s shall not exceed 10% of the aggregate amount of Investments in fixed maturity securities by such Person; and

(k) solely with respect to any Foreign Subsidiary, non-Dollar denominated certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within 12 months of the date of acquisition or other durations approved by the Administrative Agent and (ii) (A) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank or (B) other temporary investments (with maturities less than 12 months or other durations approved by the Administrative Agent) of a non-speculative nature which are made with preservation of principal as the primary objective and in each case in accordance with normal investment practices for cash management of such Foreign Subsidiaries.

“Commitment Fee Rate”: 0.50%.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of FNIS and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of FNIS and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of FNIS and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans, Swingline Loans, “Revolving Credit Loans” or “Swing Line Loans” (each term in this definition with quotation marks around it, as defined in the FNIS Credit Agreement) to the extent otherwise included therein.

“Consolidated EBITDA”: as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,

(i) total interest expense,

(ii) income, franchise and similar taxes,

(iii) depreciation and amortization expense (including amortization of intangibles, goodwill and organization costs),

(iv) letter of credit fees,

(v) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of FNIS or any of its Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

(vi) all extraordinary charges,

(vii) non-cash amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Loans) of such Person and its Subsidiaries,

(viii) cash expenses incurred in connection with the FNIS Merger or, to the extent permitted hereunder, any Investment permitted under Section 7.2 (including any Permitted Acquisition), Equity Issuance or Debt Issuance (in each case, whether or not consummated),

(ix) any losses realized upon the Disposition of property or assets outside of the ordinary course of business,

(x) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(xi) to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption,

(xii) [intentionally omitted],

(xiii) any non-cash purchase accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the FNIS Merger or any Investment permitted under Section 7.2 (including any Permitted Acquisition),

(xiv) non-cash losses from Joint Ventures and non-cash minority interest reductions,

(xv) fees and expenses in connection with exchanges or refinancings permitted by Section 7.11,

(xvi) (A) non-cash, non-recurring charges with respect to employee severance, (B) other non-cash, non-recurring charges so long as such charges described in this clause (B) do not result in a cash charge in a future period (except as permitted under clause (xvi)(C)) and (C) non-recurring charges other than those referred to in clauses (A) and (B) so long as such charges described in this clause (C) do not exceed $30,000,000 during any fiscal year, and

(xvii) other expenses and charges of such Person and its Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period; minus

(c) an amount which, in the determination of Consolidated Net Income, has been included for

(i) (A) non-cash gains (other than with respect to cash actually received) and (B) all extraordinary gains, and

(ii) any gains realized upon the Disposition of property outside of the ordinary course of business, plus/minus

(d) unrealized losses/gains in respect of Swap Contracts,

all as determined in accordance with GAAP.

“Consolidated Net Income”: as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i)

extraordinary items and (ii) any amounts attributable to Investments in any Joint Venture to the extent that (A) such amounts were not earned by such Joint Venture during the applicable period, (B) there exists any legal or contractual encumbrance or restriction on the ability of such Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Joint Venture held by such Person and its Subsidiaries, but only to the extent so encumbered or restricted or (C) such Person does not have the right to receive or the ability to cause to be distributed its pro rata share of all earnings of such Joint Venture) as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall not include (w) the cumulative effect of a change in accounting principles during such period, (x) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, (y) any non-cash charges resulting from mark-to-market accounting relating to Equity Interests and (z) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangibles and No. 144 – Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 – Business Combinations.

“Continuing Directors”: the directors of FNIS on the Amendment No. 1 Effective Date, and each other director, if, in each case, such other directors’ nomination for election to the board of directors of FNIS is recommended by a majority of the then Continuing Directors.

“Disposition” or “Dispose”: the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Excess Cash Flow”: for any fiscal year, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of FNIS for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital of FNIS for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of property by FNIS and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the amount of any Capital Expenditures or Permitted

Acquisitions referred to below in clause (b)(iv) not made in the 180-day period referred to below in clause (b)(iv) over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by FNIS and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate consideration actually paid by FNIS and its Restricted Subsidiaries in cash during such fiscal year in respect of Permitted Acquisitions permitted under Section 7.2 to the extent such Permitted Acquisition is not financed, or intended to be financed, using the proceeds of the incurrence of long-term Indebtedness, (iv) Capital Expenditures and Permitted Acquisitions that FNIS or any Restricted Subsidiary shall, during such fiscal year, become obligated to make (in each case, pursuant to a binding agreement with a Person not an Affiliate of FNIS), but that are not made during such Period, provided that the Borrower or FNIS shall deliver a certificate to the Administrative Agent in connection with the delivery of the Compliance Certificate for the last fiscal quarter of such fiscal year, signed by the chief financial officer or treasurer of the Borrower or FNIS and certifying that such Capital Expenditures or Permitted Acquisition are reasonably expected to be completed in the first 180 days of the following fiscal year, (v) the aggregate amount of all prepayments of Revolving Loans, Swingline Loans, “Revolving Credit Loans” and “Swing Line Loans” during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments or the “Revolving Credit Commitments” (each term in this definition with quotation marks around it, as defined in the FNIS Credit Agreement) and all optional prepayments of the Term Loans, Incremental Term Loans and FNIS Term Loans during such fiscal year, (vi) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans and the FNIS Term Loans) of FNIS and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (vii) increases in Consolidated Working Capital of FNIS for such fiscal year, and (viii) the aggregate net amount of non-cash gain on the Disposition of property by FNIS and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excluded Foreign Subsidiary: any Foreign Subsidiary of Holdings in respect of which either (a) the pledge of all of the Capital

Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations or pledging of the assets of such Foreign Subsidiary to secure the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Foreign Subsidiary”: any direct or indirect Subsidiary of FNIS which is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the FNIS and the Borrower, Indebtedness in respect of the FNIS Term Loans and the Loans, respectively.

“GAAP”: generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Guarantors”: the collective reference to Holdings, each Subsidiary Guarantor and each FNIS Loan Party.

“Holdings”: (a) prior to the effectiveness of the FNIS Merger, Metavante Technologies, Inc. and (b) from and after the effectiveness of the FNIS Merger, FNIS Merger Sub.

“Immaterial Subsidiaries”: as of any date of determination, those Restricted Subsidiaries that, individually or collectively, for the four fiscal quarter period ended most recently prior to such date of determination did not generate more than 10% of the Consolidated EBITDA of the Restricted Companies. Neither the Borrower nor Holdings shall be deemed to be an Immaterial Subsidiary.

“Indebtedness”: as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or agreements;

(b) the maximum available amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under Swap Contracts (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (iii) any earn-out obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefore are in escrow);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) indebtedness or similar financing obligations of such Person under any Securitization Financing; and

(i) all Guarantees of such Person in respect of any of the foregoing paragraphs.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.1 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For all purposes of this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Joint Venture”: (a) any Person which would constitute an “equity method investee” of FNIS or any of its Subsidiaries, (b) any other Person designated by FNIS in writing to the Administrative Agent (which designation shall be irrevocable) as a “Joint Venture” for purposes of this Agreement and at least 50% but less than 100% of whose Equity Interests are directly owned by FNIS or any of its Subsidiaries, and (c) any Person in whom FNIS or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“L/C Commitment”: $0.

“Lien”: any mortgage, pledge, hypothecation, assignment for security, deposit arrangement for security, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing but excluding operating leases).

“Loan Documents: this Agreement, the Security Documents, the Notes, the Borrower Supplemental Agreement, the FNIS Loan Party Guaranty and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to each Group Member that is a party to a Loan Document and each FNIS Loan Party.

“Material Adverse Effect”: (a) a material adverse effect on the business, assets, liabilities, results of operations, or financial position of FNIS and its Subsidiaries, taken as a whole, (b) a material and adverse effect on the ability of any Loan Party to perform its obligations under the Loan Documents or (c) a material and adverse effect on the rights and remedies of the Lenders under the Loan Documents.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which FNIS or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds”:

(a) with respect to the Disposition of any asset by any Restricted Company or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of such Restricted Company) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by such Restricted Company in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be payable by such Restricted Company or any of the direct or indirect members thereof and attributable to such Disposition (including, in respect of any proceeds received in connection with a Disposition or Casualty Event of any asset of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would be payable in cash if such funds were repatriated to the United States), and (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by such Restricted Company after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (I) received upon the Disposition of any non-cash consideration received by such Restricted Company in any such Disposition and (II) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $5,000,000 and (y) no proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $25,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by any Restricted Company, the excess, if any, of (i) the sum of the cash received in connection with such sale over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by such Restricted Company (or, in the case of taxes, any member thereof) in connection with such incurrence or issuance and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Plan”: any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained or sponsored by FNIS or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay loans pursuant to 2.06(b) of the FNIS Credit Agreement or to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer of the Borrower or FNIS stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Responsible Officer”: with respect to any Loan Party, the chief executive officer, president, any vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of such Loan Party (or any other person duly authorized by a Loan Party to act with respect to the Loan Documents on behalf of such Loan Party) and, as to any document delivered on the Amendment No. 1 Effective Date, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment”: any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Restricted Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to FNIS’s stockholders, partners or members (or the equivalent Persons thereof).

“Subsidiary”: as to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of FNIS.

“Subsidiary Guarantor”: each Restricted Subsidiary of Holdings other than (i) the Borrower, (ii) any Excluded Foreign Subsidiary or a Domestic Subsidiary of such Excluded Foreign Subsidiary and (iii) Monitise Americas, LLC, a limited liability company formed in the state of Delaware.

“Swingline Commitment”: $0.

“Unrestricted Subsidiary”: (a) each Subsidiary of FNIS listed on Schedule 1.1C and (b) any Subsidiary of FNIS designated by the board of directors of FNIS as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Amendment No. 1 Effective Date (and continuing until such time that such designation may be thereafter revoked by FNIS).

(d) Section 1.2(b) of the Credit Agreement is hereby amended by deleting clause (i) therefrom and renumbering the following clauses appropriately.

(e) Section 1.2 of the Credit Agreement is hereby amended by adding the following new Sections 1.2(e), (f), (g), (h) and (i) at the end thereof:

(e) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations pursuant to Section 7.10) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a basis consistent (except for changes concurred in by FNIS’s independent public accountants) with the most recent audited consolidated financial statements of FNIS and its Subsidiaries delivered to the Lenders pursuant to Section 6.1 or, prior to such delivery, the historical financial statements for the fiscal year ended December 31, 2008.

(f) If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either FNIS or the Borrower or the Required Lenders shall so request, the

Administrative Agent and the Borrower (with the required approval of FNIS) shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower or FNIS shall provide to the Administrative Agent and the Lenders a written reconciliation in form reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP.

(g) Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement shall, following any Specified Transaction, be calculated on a Pro Forma Basis until the completion of four full fiscal quarters following such Specified Transaction.

(h) Any financial ratios required to be maintained by the Consolidated Companies pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(i) Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 6. Amendments to Schedules and Exhibits.

(a) Deletion of Certain Schedules. Schedule 4.15 (Subsidiaries), Schedule 7.2(c) (Existing Indebtedness), Schedule 7.3(c) (Existing Liens) and Schedule 7.8(e) (Existing Investments) are hereby deleted from the Credit Agreement.

(b) Addition of Certain Schedules. The following new Schedules are hereby added to the Credit Agreement, each to read in its entirety as set forth in the corresponding Schedule to the Borrower Supplemental Agreement: Schedule 1.1(C) (Unrestricted Subsidiaries); Schedule 4.15 (Subsidiaries); Schedule 7.1 (Existing Liens); Schedule 7.2 (Existing Investments); Schedule 7.3 (Existing Indebtedness); Schedule 7.8 (Existing Affiliate Transactions); and Schedule 7.9 (Existing Burdensome Agreements).

(c) Deletion of Exhibit. Exhibit B (Compliance Certificate) is hereby deleted from the Credit Agreement.

(d) Addition of Certain Exhibits. The following new Exhibits are hereby added to the Credit Agreement, each in the form attached hereto: Exhibit B (Compliance Certificate); Exhibit I (FNIS Loan Party Guaranty); Exhibit J (Subordination Terms); and Exhibit K (Borrower Supplemental Agreement).

Section 7. Amendments to Terms of Commitments.

(a) Terming Out of the Revolving Loans. Section 2.4 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“Any amount repaid or prepaid on the Revolving Loans on and after the Amendment No. 1 Effective Date may not be reborrowed.”

(b) Mandatory Prepayments. Section 2.11 of the Credit Agreement is hereby amended by:

(i) changing the reference therein to “Section 7.2” to read instead “Section 7.3”,

(ii) adding the words “Subject to Section 2.11(e),” at the beginning of sub-sections (a), (b) and (c) of Section 2.11,

(iii) renaming sub-section (e) of Section 2.11 as sub-section “(f)”, and

(iv) adding the following new sub-section (e):

“(e) Notwithstanding anything to the contrary in this Section 2.11, no prepayments of Term Loans shall be required pursuant to Section 2.11(a), (b) or (c) so long as any term loans are outstanding under the FNIS Credit Agreement (or any Permitted Refinancing thereof); provided that, if at the time all term loans outstanding under the FNIS Credit Agreement (or any Permitted Refinancing thereof) are paid in full, (1) the Borrower is obligated to prepay the Term Loans pursuant to Section 2.11(b) or (c) (to the extent that the term loans outstanding under the FNIS Credit Agreement (or any Permitted Refinancing thereof) were not prepaid as a result of the events contemplated by such Section) and (2) the event triggering such prepayment obligation occurred at a time when term loans were outstanding under the FNIS Credit Agreement (or any Permitted Refinancing thereof), the Borrower shall have thirty (30) days following the date on which all such term loans are paid in full to prepay the Term Loans in accordance with this Section 2.11.”

(c) Incremental Extension of Credit. Section 2.23 of the Credit Agreement is hereby deleted in its entirety.

Section 8. Amendments to Affirmative Covenants. Section 6 of the Credit Agreement is hereby amended in its entirety as set forth on Annex A attached hereto.

Section 9. Amendments to Negative Covenants. Section 7 of the Credit Agreement is hereby amended in its entirety as set forth on Annex B attached hereto.

Section 10. Amendments to Events of Default. (a) Paragraphs (a) through (l) of Section 8 of the Credit Agreement are hereby amended in their entirety as set forth on Annex C attached hereto.

(b) Section 8 of the Credit Agreement is hereby further amended by (i) deleting the phrase “clause (i) or (ii) of” immediately following the phrase “an Event of Default specified in” from the penultimate paragraph thereof and (ii) deleting the last full paragraph thereof in its entirety.

Section 11. Amendments to Section 10 (Miscellaneous). (a) Section 10.1 of the Credit Agreement is hereby amended to change each reference therein to “Section 7.1” to read instead “Section 7.10”.

(b) Section 10.2 of the Credit Agreement is hereby amended to add to the notice address for each of Holdings and the Borrower a required copy addressed as follows:

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, FL 32204

Attention: Ronald D. Cook, General Counsel

Telecopy: (904) 357-1005

Telephone: (904) 854-3453

Section 12. Amendments to the Guarantee and Collateral Agreement.

(a) The definition of “Guarantors” contained in Section 1.1(b) of the Guaranty and Collateral Agreement shall be amended to read in full as follows:

“Guarantors”: the collective reference to (a) each Grantor other than the Borrower and (b) each FNIS Loan Party.”

(b) Section 2.2 of the Guarantee and Collateral Agreement shall be amended to read in full as follows:

“2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder or under the FNIS Loan Party Guaranty, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder or thereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3 hereof and Section 4 of the FNIS Loan Party Guaranty. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.”

(c) Section 2.3 of the Guarantee and Collateral Agreement shall be amended to read in full as follows:

“2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or under the FNIS Loan Party Guaranty or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder or under the FNIS Loan Party Guaranty, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations (other than, in each case, indemnities and other contingent obligations not then due and payable) are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations (other than, in each case, indemnities and other contingent Obligations not then due and payable) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the same form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, then due in such order as set forth in the Credit Agreement or as set forth in Section 6.5 hereof or as set forth in Section 10 of the FNIS Loan Party Guaranty (as applicable).”

(d) Section 4.7(b) of the Guarantee and Collateral Agreement shall be amended by replacing the words “Section 7.3 of the Credit Agreement” contained in the third line thereof with the words “Section 7.1 of the Credit Agreement”.

(e) Section 4.8(b) of the Guarantee and Collateral Agreement shall be amended by replacing the words “Section 7.3(a), (b), (c), (g), (h), (r) or (t) of the Credit Agreement” contained in the seventh and eighth lines thereof with the words “Section 7.1 of the Credit Agreement”.

(f) Section 5.1 of the Guarantee and Collateral Agreement shall be amended by adding the following words at the end thereof:

“(it being understood and agreed that any such Instrument, Certificated Security or Chattel Paper acquired or received by a Grantor after the Amendment No. 1 Effective Date shall be deemed to have been promptly delivered if delivered to the Administrative Agent within 15 days following the month of such acquisition or receipt)”

(g) Section 5.5 of the Guarantee and Collateral Agreement shall be amended to read in full as follows:

“5.5 Changes in Locations, Name, etc. If any Grantor (i) changes its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.3; or (ii) changes its legal name or corporate structure, the Borrower or such Grantor will provide a written notice thereof to the Administrative Agent no later than the fifteenth day immediately following the calendar month in which such change occurred and shall take all action reasonably required by the Administrative Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.”

(h) Section 5.7 of the Guarantee and Collateral Agreement shall be amended by replacing the word “forthwith” contained in the eighth line thereof with the words “within 15 days following the month of receipt”.

(i) Section 5.10 of the Guarantee and Collateral Agreement shall be amended to read in full as follows:

“5.10 Commercial Tort Claims. Each Grantor shall give prompt notice to the Administrative Agent of any Commercial Tort Claim individually in excess of $1,000,000 that may arise in the future (which notice shall be given on or prior to the delivery of the Compliance Certificate delivered pursuant to Section 6.2(b) of the Credit Agreement for any calendar quarter in which the general counsel of FNIS shall have reasonably concluded that such Commercial Tort Claim meeting this requirement has been filed in pending litigation by the relevant Grantor) and will promptly execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such Commercial Tort Claim to the security interest created under this Agreement. The Grantor(s) shall have sole control of all aspects of commercial tort claims that are subject to this Section 5.10 unless and until an Event of Default has occurred and is continuing, the Obligations have been accelerated as set forth in Article 8 of the Credit Agreement and the Administrative Agent or the other Lenders have begun exercising rights with respect to other Collateral under this Agreement as set forth in Article 8 of the Credit Agreement.”

(j) Section 8.14 of the Guarantee and Collateral Agreement shall be amended by replacing the words “Section 6.10 of the Credit Agreement” contained in the second line thereof with the words “Section 6.11 of the Credit Agreement”.

(k) Schedule 1 of the Guarantee and Collateral Agreement shall be amended by replacing the notice address contained therein with the following:

“c/o Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, FL 32204

Attention: Ronald D. Cook, General Counsel”.

Section 13. Representations and Warranties. Holdings and the Borrower, hereby jointly and severally represent and warrant to the Administrative Agent and each Lender as follows:

(a) Power; Authorization; Enforceable Obligations. Each of Holdings and the Borrower has the requisite power and authority, and the legal right, to make, deliver and perform its obligations under this Amendment. Each of Holdings and the Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of this Amendment. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Restructuring Transactions or with the execution, delivery, performance, validity or enforceability of this Amendment, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) such consents or authorizations the absence of which would not in the aggregate have a Material Adverse Effect. This Amendment has been duly executed and delivered on behalf of Holdings and the Borrower. This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against Holdings and the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) No Legal Bar. The execution, delivery and performance of this Amendment will not (i) violate any Requirement of Law in any material respect, (ii) violate any Contractual Obligation of any Group Member or of any FNIS Loan Party in any manner that would reasonably be expected to result in a Material Adverse Effect or (iii) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by the Credit Agreement, as amended by this Amendment).

Section 14. Conditions To Effectiveness of Amendment. This Amendment shall become effective upon the satisfaction of the following conditions; provided that all such conditions are satisfied on or prior to December 31, 2009 (the date that all such conditions are so satisfied, the “Amendment No. 1 Effective Date”):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, or electronic copies or facsimiles followed promptly by originals (unless otherwise specified), each properly executed by a Responsible Officer of the applicable Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Amendment from the Borrower, Holdings, the Required Lenders, the Majority Revolving Facility Lenders and the Majority Term Facility Lenders;

(ii) the FNIS Loan Party Guaranty substantially in the form of Exhibit I hereto, duly executed by FNIS and each FNIS Subsidiary Guarantor;

(iii) executed counterparts of the Borrower Supplemental Agreement (together with all schedules contemplated thereby, which schedules shall be reasonably satisfactory to the Administrative Agent);

(iv) a guaranty supplement substantially in the form of Appendix I hereto or such other form of guaranty or guaranty supplement to guarantee the Guaranteed Obligations (as defined in the FNIS Credit Agreement) in form and substance reasonably satisfactory to the FNIS Administrative Agent (the “FNIS Credit Guaranty”), duly executed by Group Members that are Loan Parties immediately prior the Amendment No. 1 Effective Date;

(v) evidence (in form reasonably satisfactory to the Administrative Agent and the FNIS Administrative Agent, as the case may be) of the identity, authority and capacity of each Responsible Officer of each Loan Party (including any FNIS Loan Party) executing this Amendment, the Borrower Supplemental Agreement, the FNIS Loan Party Guaranty or the FNIS Credit Guaranty;

(vi) such documents and certifications as the Administrative Agent or the FNIS Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(vii) opinions of counsel to Holdings, the Borrower and FNIS addressed to the Administrative Agent and each Lender, providing legal opinions substantially similar to those set forth on Appendix II hereto (with standard exceptions and qualifications reasonably acceptable to the Administrative Agent);

(viii) opinions of counsel to Holdings, the Borrower and FNIS addressed to the FNIS Administrative Agent and each Consenting Lender that will receive FNIS Term Loans pursuant to the terms of the Debt Exchange Agreement, providing legal opinions substantially similar to those set forth on Appendix III hereto (with standard exceptions and qualifications reasonably acceptable to the FNIS Administrative Agent);

(ix) a certificate signed by a Responsible Officer of the Borrower (in such person’s capacity as an officer of the Borrower and not personally) certifying as to the satisfaction of the conditions set forth in Section 14(f) and (g) of this Amendment;

(x) a certificate signed by a Responsible Officer of FNIS (in such person’s capacity as an officer of FNIS and not personally) attesting to the Solvency of FNIS and the Restricted Subsidiaries (taken as a whole) and of Holdings and the Group Members (taken as a whole) after giving effect to the FNIS Merger, this Amendment and each of the other transactions contemplated to occur on the Amendment No. 1 Effective Date;

(xi) copies (certified to be true and complete by the Borrower) of any amendments to the FNIS Merger Agreement and the disclosure schedules thereto;

(xii) a certificate signed by a Responsible Officer of FNIS (in such person’s capacity as an officer of FNIS and not personally) certifying as to the satisfaction of the conditions set forth in Section 14(h) of this Amendment;

(xiii) executed counterparts of Amendment No. 1 to the Guarantee and Collateral Agreement, which sets forth the provisions set forth in Section 12 hereof, from the Borrower, Holdings, each subsidiary of Holdings party thereto and the Administrative Agent;

(xiv) an acknowledgement and confirmation signed by a Responsible Officer of FNIS Merger Sub (A) acknowledging that (1) after giving effect to the FNIS Merger it shall continue to be a Loan Party, Group Member and Restricted Company under the Loan Documents with the same force and effect as if originally named therein as “Holdings”, (2) each reference to “Holdings” in the Loan Documents, or any schedule, exhibit, appendix, annex or addendum thereto, shall be deemed to be to it and (3) it shall be bound by all of the terms and provisions of the Loan Documents to which Holdings is a party and that it shall be deemed to have ratified and affirmed its continued obligations, liabilities and indebtedness of Holdings thereunder, and (B) confirming that the representations and warranties set forth in Section 13 of this Amendment shall be true and correct in all material respects on and as of the Amendment No. 1 Effective Date, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(xv) (A) a copy of the articles of organization, including all amendments thereto, of FNIS Merger Sub, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of FNIS Merger Sub as of a recent date, from such Secretary of State, (B) a certificate of the Secretary or Assistant Secretary of FNIS Merger Sub dated the Amendment No. 1 Effective Date and certifying (1) that attached thereto is a true and correct copy of the limited liability company agreement of FNIS Merger Sub as in effect on the Amendment No. 1 Effective Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of FNIS Merger Sub authorizing the execution, delivery and performance of the Loan Documents to which it is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the articles of organization of FNIS Merger Sub have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (A) above, and (4) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of FNIS Merger Sub, (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (B) above; and (D) such other documents as the Lenders or the Administrative Agent may reasonably request; and

(xvi) evidence in form and substance reasonably satisfactory to the Administrative Agent that each Consenting Lender shall have committed to purchase accounts receivable under the FNIS A/R Securitization Facility in an amount sufficient to satisfy the conditions set forth in Section 2(a) of this Amendment.

(b) All fees and expenses required to be paid on or before the Amendment No. 1 Effective Date shall have been paid in full in cash.

(c) The FNIS Merger Agreement and any material agreement relating thereto shall not have been altered, amended or otherwise changed or supplemented in a manner material and adverse to the Lenders or any condition therein waived in a manner material and adverse to the Lenders, in each case without the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed). The FNIS Merger shall have been consummated, or substantially concurrently consummated, in accordance in all material respects with the terms of the FNIS Merger Agreement.

(d) There shall not have occurred between December 31, 2008 and the Amendment No. 1 Effective Date any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or is reasonably likely to have a “Material Adverse Effect” (as defined in the FNIS Merger Agreement and set forth for ease of reference in the annex attached hereto as Annex D) with respect to FNIS, Holdings or FNIS Merger Sub (in its capacity as the surviving entity of its merger with Holdings).

(e) The Lenders shall have received (i) audited consolidated financial statements of FNIS for the fiscal year ended December 31, 2008 and (ii) such financial information for periods ending after December 31, 2008 as shall be publicly available prior to the Amendment No. 1 Effective Date (or as may be otherwise delivered to the Borrower pursuant to the FNIS Merger Agreement). The Lenders shall have received pro forma consolidated financial statements as to FNIS and its Subsidiaries (after giving effect to the FNIS Merger) for (x) the 12-month period ending on the last day of the fiscal quarter most recently ended at least forty-five days prior to the Amendment No. 1 Effective Date and (y) the fiscal year ended December 31, 2008 and any subsequent interim period, and forecasts of balance sheets, income statements and cash flow statements for (A) each fiscal quarter of 2009 and 2010 ended after the Amendment No. 1 Effective Date and (B) each fiscal year ending on December 31, 2009 through the fiscal year ending on December 31, 2013.

(f) The representations and warranties of the Borrower and Holdings contained in Section 13 of this Amendment shall be true and correct in all material respects on and as of the Amendment No. 1 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(g) No Default shall exist with respect to FNIS, FNIS Merger Sub, Holdings and their respective Subsidiaries (including the Borrower) at the time of, or after giving effect to, the Restructuring Transactions and this Amendment.

(h) The representations and warranties of FNIS contained in Annex E attached hereto (and made by FNIS pursuant to the Borrower Supplemental Agreement) shall be true and correct in all material respects on and as of the Amendment No. 1 Effective Date, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(i) The Debt Exchange Agreement shall have been duly executed by all the parties thereto and the Debt Exchange shall have been consummated, or substantially concurrently consummated, in accordance with the terms of the Debt Exchange Agreement.

(j) The FNIS Revolving Loan Purchases and the FNIS Term Loan Purchases (other than in respect of the Debt Exchange) described in Section 2 and Section 3 of this Amendment shall have been consummated, or substantially concurrently consummated, in accordance with such sections.

(k) The Administrative Agent shall have received the results of a recent lien search with respect to FNIS Merger Sub in jurisdictions in which filings are to be made pursuant to the Loan Documents, and such search shall reveal no Liens on any of the assets of FNIS Merger Sub except for Liens permitted by Section 7.1 of the Credit Agreement or discharged on or prior to the Amendment No. 1 Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(l) Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the assets of FNIS Merger Sub which constitute Collateral, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.1 of the Credit Agreement), shall be in proper form for filing, registration or recordation.

Section 15. Fee. On the Amendment No. 1 Effective Date, the Borrower shall pay to the Administrative Agent for the ratable account of the Consenting Lenders a fee equal to 1.00% of the aggregate amount of the Term Loans or Revolving Commitments held by the Consenting Lenders immediately prior to the Restructuring Transactions.

Section 16. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 17. Incorporation of Certain Terms. Sections 10.9, 10.10, 10.12 and 10.16 of the Credit Agreement shall apply to this Amendment mutatis mutandis as set out in full therein.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

METAVANTE TECHNOLOGIES, INC.

By:	/s/ Frank G. D’Angelo
Name:	Frank G. D’Angelo
Title:	Senior Executive Vice President

METAVANTE CORPORATION

By:	/s/ Frank G. D’Angelo
Name:	Frank G. D’Angelo
Title:	President, Payment Solutions Group

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ Tina L. Ruyter
Name:	Tina L. Ruyter
Title:	Vice President

Signature Page to Amendment No. 1 to Credit Agreement

ANNEX A TO

AMENDMENT NO. 1

SECTION 6. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments hereunder remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall, and they shall cause each other Restricted Company to:

Section 6.1. Financial Statements. Furnish to the Administrative Agent (who will provide to each Lender):

(a) as soon as available, but in any event within 105 days after the end of each fiscal year of FNIS beginning with the fiscal year ending on December 31, 2008, a consolidated balance sheet of FNIS and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of KPMG LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that if the independent auditor provides an attestation and a report with respect to management’s report on internal control over financial reporting and its own evaluation of internal control over financial reporting, then such report may include a qualification or limitation due to the exclusion of any acquired business from such report to the extent such exclusion is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of FNIS beginning with the fiscal quarter ending on March 31, 2008, a consolidated balance sheet of FNIS and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth, in each case, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of FNIS as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of FNIS and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than 105 days after the end of each fiscal year, forecasts prepared by management of FNIS, in form reasonably satisfactory to the Administrative Agent of consolidated balance sheets, income statements and cash flow statements of FNIS and its Subsidiaries for the fiscal year following such fiscal year then ended, which shall be prepared in good faith upon reasonable assumptions at the time of preparation and which shall state therein all the material assumptions on the basis of which such forecasts were prepared), it being understood that actual results may vary from such forecasts and that such variations may be material; provided that compliance with this Section 6.1(c) shall not be required so long as FNIS achieves and maintains at least two of the following three ratings: (i) a corporate credit rating of BBB- or higher from S&P, (ii) a corporate family rating of Baa3 or higher from Moody’s and (iii) an issuer default rating of BBB- or higher from Fitch Ratings”; and

(d) if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) and 6.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.

Section 6.2. Certificates; Other Information. Furnish to the Administrative Agent to be provided to each Lender:

(a) no later than five days after the delivery of each set of consolidated financial statements referred to in Section 6.1(a), a certificate of FNIS’ independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.10 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five Business Days after the delivery of each set of consolidated financial statements referred to in Section 6.1(a) and 6.1(b), a duly completed Compliance Certificate signed by a Responsible Officer of FNIS;

(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement sent to the stockholders of FNIS, and copies of all annual, regular, periodic and special reports and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) which FNIS files, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the 1934 Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any notices of default or acceleration received by any Loan Party or notices of default or acceleration furnished by any Loan Party to any holder of debt securities of any of the Restricted Companies pursuant to the terms of any documentation governing any Permitted Subordinated Indebtedness in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders;

(e) promptly after the receipt thereof by a Specified Responsible Officer of FNIS, copies of each notice or other correspondence received from any Governmental Authority concerning any material investigation or other material inquiry regarding any material violation of applicable Law by any Restricted Company which would reasonably be expected to have a Material Adverse Effect;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.2(b), a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.11; and

(g) promptly after any request therefor, such additional information regarding the business, legal, financial or corporate affairs of any Restricted Company, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which FNIS posts such documents, or provides a link thereto on its website on the Internet at the following website address: www.investor.fidelityinfoservices.com/sec.cfm; or (ii) on which such documents are posted on the Borrower’s or FNIS’s behalf on IntraLinks or other relevant website, to which each Lender and the Administrative Agent are granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower or FNIS shall notify (which may be by facsimile or electronic mail or by an automated electronic alert of a posting) the Administrative Agent of the posting of any such documents which notice may be included in the certificate delivered pursuant to Section 6.2(b). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower or FNIS hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or FNIS or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or FNIS or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.3. Notices. Promptly notify the Administrative Agent after a Specified Responsible Officer obtains knowledge of:

(a) the occurrence of any Default; and

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including any matter arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation, investigation or proceeding affecting any Loan Party or any Subsidiary, or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section 6.3 shall be accompanied by a written statement of a Responsible Officer of FNIS or the Borrower (x) that such notice is being delivered pursuant to Section 6.3(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action FNIS or the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity to the extent known any and all provisions of this Agreement and any other Loan Document in respect of which such Default exists.

Section 6.4. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect or such obligations or liabilities are being contested in good faith by appropriate proceedings.

Section 6.5. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.5 (and, in the case of any Restricted Subsidiary, other than the Borrower, to the extent the failure to do so, could not reasonably be expected to have a Material Adverse Effect) and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.6. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, ordinary wear and tear excepted and casualty and condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions to material properties and equipment in accordance with prudent industry practice.

Section 6.7. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance of such types and in such amounts (after giving effect to any self-insurance) reasonable and customary for similarly situated Persons engaged in the same or similar businesses as FNIS and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons except, in the case of Foreign Subsidiaries, to the extent that the failure to maintain such insurance with respect to one or more Foreign Subsidiaries could not reasonably be expected to result in a Material Adverse Effect.

Section 6.8. Compliance with Laws. Comply in all material respects with the requirements of all Laws (including, without limitation, Environmental Laws) and all orders, writs, injunctions, and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect or the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

Section 6.9. Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of FNIS or such Restricted Subsidiary, as the case may be.

Section 6.10. Inspection Rights. With respect to any Loan Party, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to FNIS; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default and such inspections shall be conducted at the sole expense of the Administrative Agent without charge to the Borrower; provided further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give FNIS the opportunity to participate in any discussions with FNIS’s accountants.

Section 6.11. Additional Collateral, etc.

(a) With respect to any property acquired after the Closing Date by any Group Member (other than (1) any property described in paragraph (b), (c) or (d) below, (2) any property subject to a Lien expressly permitted by Section 7.1(p), (3) any property subject to a Lien permitted under Section 7.1 constituting purchase money indebtedness or Capitalized Leases, including any sale-leaseback transactions) and (4) property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and promptly (ii) take all actions necessary or advisable to grant to the

Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Group Member (other than (A) any such real property subject to a Lien expressly permitted by Section 7.1(p), (B) any such real property subject to a Lien permitted under Section 7.1 constituting purchase money indebtedness or Capitalized Leases, including any sale-leaseback transactions) and (C) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent a customary legal opinion relating to such real property, which opinion shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary of any Group Member that ceases to be a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions regarding any foreign collateral with respect to any such new Subsidiary, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above with respect to any such new Foreign Subsidiary with assets in excess of $5,000,000, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding anything to the contrary in this Section 6.11 or in any Security Document, the requirement to provide additional guaranties or collateral from any Group Member or any Subsidiary thereof shall be deemed to be timely satisfied so long as such required guaranties are made and collateral is granted within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the end of the fiscal quarter of FNIS in which the event arose that requires the making of such guaranty or the grant of such collateral by the relevant Group Member or its Subsidiary; provided that in connection with any acquisition of any Restricted Company by a Group Member, if any Subsidiary of a Group Member that is not already a Subsidiary Guarantor shall be required, pursuant to the provisions of Section 6.11 to become a Subsidiary Guarantor, the Borrower shall, in each case at the Borrower’s expense and within 30 days of being so required, cause such Subsidiary to duly execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement (or a joinder thereto).

Section 6.12. Covenant to Guarantee Obligations by FNIS Loan Parties.

(a) Cause the following Restricted Subsidiaries that are not Group Members to guarantee the Obligations (each, a “FNIS Subsidiary Guarantor”): such Restricted Subsidiaries as shall constitute, together with the Group Members that are Loan Parties, (x) at least 95% of the Consolidated EBITDA of FNIS and its Domestic Subsidiaries (excluding, for the purposes of such calculation, (1) all Unrestricted Subsidiaries, but including any Subsidiaries that were, at one time, designated as Unrestricted Subsidiaries, but have been redesignated as Restricted Subsidiaries pursuant to Section 6.13 and (2) all Prohibited Restricted Subsidiaries described in the following sentence for so long as the relevant Indebtedness remains outstanding) for the four fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 6.1 and (y) at least 95% of the Total Assets of FNIS and its Domestic Subsidiaries (excluding, for the purposes of such calculation, (1) all Unrestricted Subsidiaries, but including any Subsidiaries that were, at one time, designated as Unrestricted Subsidiaries, but have been redesignated as Restricted Subsidiaries pursuant to Section 6.13 and (2) all Prohibited Restricted Subsidiaries described in the following sentence for so long as the relevant Indebtedness remains outstanding) as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 6.1. Notwithstanding the foregoing, (i) any Restricted Subsidiary (other than a Group Member) that is a guarantor of any Permitted Subordinated Indebtedness shall also be required to be a FNIS Subsidiary Guarantor, (ii) no Subsidiary shall be required to be a FNIS Subsidiary Guarantor if such Subsidiary is a Foreign Subsidiary or a Domestic Subsidiary of a Foreign Subsidiary and (iii) no Restricted Subsidiary that is prohibited from guaranteeing the Obligations pursuant to documents governing any Indebtedness assumed in connection with a Permitted Acquisition and not incurred in contemplation thereof (each, a “Prohibited Restricted Subsidiary”) shall be required to become a FNIS Subsidiary Guarantor for so long as such Indebtedness remains outstanding.

(b) At the end of each fiscal quarter of FNIS, the Borrower shall determine whether any Restricted Companies that are not currently FNIS Subsidiary Guarantors shall be required, pursuant to the provisions of Section 6.12(a) to become FNIS Subsidiary Guarantors and, within 60 days after the end of such fiscal quarter (or such longer period as the Administrative Agent may agree in its reasonable discretion), will at the Borrower’s expense, cause any new FNIS Subsidiary Guarantors (each, an “Additional Guarantor”) to duly execute and deliver to the Administrative Agent a guaranty substantially in the form of Exhibit I (either directly or via a guaranty supplement) or such other form of guaranty or guaranty supplement to guarantee the Obligations in form and substance reasonably satisfactory to the Administrative Agent and FNIS, it being understood and agreed that FNIS and each Subsidiary that is required to be an

FNIS Subsidiary Guarantor on the Amendment No. 1 Effective Date shall duly execute and deliver to the Administrative Agent a FNIS Loan Party Guaranty on the Amendment No. 1 Effective Date; provided that in connection with any acquisition of any Restricted Company (other than a Group Member), if any Subsidiary that is not already a FNIS Subsidiary Guarantor shall be required, pursuant to the provisions of Section 6.12(a) to become a FNIS Subsidiary Guarantor, the Borrower shall, in each case at the Borrower’s expense and within 30 days of being so required, cause such Subsidiary to duly execute and deliver to the Administrative Agent a FNIS Loan Party Guaranty.

(c) Notwithstanding anything to the contrary in this Agreement, to the extent that FNIS shall determine at any time that certain Restricted Subsidiaries that are not required to be FNIS Subsidiary Guarantors pursuant to the foregoing provisions of Section 6.12(a) are parties to a FNIS Loan Party Guaranty, FNIS shall be entitled to give notice to that effect to the Administrative Agent whereupon such Restricted Subsidiaries shall no longer be deemed to be FNIS Subsidiary Guarantors and the Administrative Agent shall promptly release each such Restricted Subsidiary from its FNIS Subsidiary Guaranty.

Section 6.13. Designation of Subsidiaries. FNIS may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) other than in the case of the designation of (x) a Joint Venture in existence on the Amendment No. 1 Effective Date that thereafter becomes a Subsidiary or (y) a Securitization Vehicle (each, an “Excluded Unrestricted Subsidiary”), immediately before and after such designation, no Default shall have occurred and be continuing, (ii) other than in the case of the designation of a Excluded Unrestricted Subsidiary, immediately after giving effect to such designation, FNIS and its Consolidated Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.10 (and, as a condition precedent to the effectiveness of any such designation, FNIS shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) neither the Borrower nor any borrower under the FNIS Credit Agreement may be designated as an Unrestricted Subsidiary, (iv) no designation of a Restricted Subsidiary as an Unrestricted Subsidiary, other than an Excluded Unrestricted Subsidiary, shall be effective if, immediately after such designation, (1) the Consolidated EBITDA of the Unrestricted Subsidiaries would exceed 10% of the Consolidated EBITDA of the Consolidated Companies for the four fiscal quarter period then most recently ended or (2) the Total Assets of all Unrestricted Subsidiaries would exceed 5% of the Total Consolidated Assets, in each case determined without regard to any Excluded Unrestricted Subsidiary at any time after such Person becomes a Subsidiary, and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Permitted Subordinated Indebtedness. The designation of any Subsidiary

(other than a Securitization Vehicle) as an Unrestricted Subsidiary shall constitute an Investment by the applicable Restricted Companies therein at the date of designation in an amount equal to the net book value (or, in the case of any guarantee or similar Investment, the amount) of the Restricted Companies’ Investments therein. If any Person becomes a Restricted Subsidiary on any date after the Amendment No. 1 Effective Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 7.3, but will not be considered the sale or issuance of Equity Interests for purposes of Section 7.5.

ANNEX B TO

AMENDMENT NO. 1

SECTION 7. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of the other Restricted Companies to, directly or indirectly:

7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document and (ii) Liens granted by the FNIS Loan Parties pursuant to any FNIS Loan Document;

(b) Liens existing on the Amendment No. 1 Effective Date and listed on Schedule 7.1 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.3, and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.3;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than 30 days, or, if more than 30 days overdue, (i) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) with respect to which the failure to make payment as to all such amounts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(e) (i) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by a Restricted Company to support the payment of the items set forth in clauses (i) and (ii) of this Section 7.1(e);

(f) (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted by a Restricted Company to support the payment of items set forth in clause (i) of this Section 7.1(f);

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under paragraph (h) of Section 8;

(i) Liens arising in connection with the Cash Management Practices, including Liens securing borrowings from financial institutions and their Affiliates permitted under Section 7.3(m) to the extent specified therein;

(j) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of FNIS or any of its material Restricted Subsidiaries or (B) secure any Indebtedness (other than any obligation that is Indebtedness solely as a result of the operation of clause (e) of the definition thereof) and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Restricted Company or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry and (iv) of financial institutions funding the Vault Cash Operations in the cash provided by such institutions for such Vault Cash Operations;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.2(h) and (l) to be applied against the purchase price for such Investment, and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5 and (ii) on cash earnest money deposits made by any Restricted Company in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary to the extent permitted under Section 7.3;

(o) Liens in favor of any Restricted Company securing Indebtedness permitted under Section 7.3(e) or other obligations other than Indebtedness owed by a Restricted Company to another Restricted Company;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) in the case of Liens securing purchase money Indebtedness or Capitalized Leases, such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided that individual financings otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross collateralized to other such financings provided by such Person (or its affiliates), (iii) in the case of Liens securing Indebtedness other than purchase money Indebtedness or Capitalized Leases, such Liens do not extend to the property of any Person other than the Person acquired or formed to make such acquisition and the subsidiaries of such Person and (iv) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 7.3;

(q) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law) regarding leases entered into by FNIS or any of its Restricted Subsidiaries in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Restricted Company in the ordinary course of business not prohibited by this Agreement;

(s) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness (other than Indebtedness described in clause (e) of the definition thereof), (ii) relating to pooled deposit or sweep accounts of any Restricted Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Restricted Company and (iii) relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(t) Liens securing obligations permitted under Section 7.3(u) to the extent specified therein;

(u) Liens on the assets of a Securitization Vehicle securing Indebtedness under any Securitization Financing permitted under Section 7.3(v);

(v) Liens securing the Specified Non-Recourse Indebtedness permitted under Section 7.3(f) to the extent specified therein; and

(w) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed the greater of (i) 5% of Total Consolidated Assets and (ii) $150,000,000.

7.2 Investments. Make or hold any Investments, except:

(a) Investments by a Restricted Company in assets that were Cash Equivalents when such Investment was made, and the holding of cash at any time by a Restricted Company;

(b) loans or advances to directors, officers, members of management, employees and consultants of a Restricted Company in an aggregate amount not to exceed $20,000,000 at any time outstanding, for business related travel, entertainment, relocation and analogous ordinary business purposes or in connection with such Person’s purchase of Equity Interests of FNIS;

(c) Investments (i) by any Loan Party in any other Loan Party, (ii) by FNIS or any of its Domestic Subsidiaries in FNIS or any of its Domestic Subsidiaries, (iii) by any Restricted Subsidiary that is not a Loan Party in any Restricted Company and (iv) by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate amount for all such Investments under this clause (iv) not to exceed, at the time such Investment is made and after giving effect to such Investment, the sum of (A) $100,000,000, plus (B) the amount (if positive) by which 5% of the Total Consolidated Assets exceeds the aggregate amount of all Investments in Unrestricted Subsidiaries made or deemed to be made pursuant to Section 7.2(n), plus (C) the aggregate amount of any cash repayment of or return on such Investments theretofore received by the Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, Dispositions and Restricted Payments permitted under Section 7.1, 7.3, 7.5 and 7.6, respectively;

(f) Investments existing or contemplated on the Amendment No. 1 Effective Date (including those in the Brazilian Joint Venture) and set forth on Schedule 7.2 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.2;

(g) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.5;

(h) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of more than 50% of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by FNIS or one or more of its wholly owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.2(h) (each, a “Permitted Acquisition”):

(i) FNIS and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the requirements of Section 6.11 or Section 6.12, as the case may be;

(ii) any Indebtedness incurred in connection with such acquisition by FNIS or any Restricted Subsidiary shall be permitted by Section 7.3;

(iii)(A) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, FNIS shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.10, in each case such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders (either pursuant to Section 6.1(a) or (b) or in any subsequent delivery of financial information by FNIS or the Borrower to the Administrative Agent prior to such purchase or other acquisition) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and, with respect to each such purchase or other acquisition having total consideration in excess of $100,000,000, evidenced by a certificate from the chief financial officer (or other equivalent officer) of FNIS or the Borrower demonstrating such compliance calculation in reasonable detail;

(iv) if the total consideration of such Permitted Acquisition exceeds $100,000,000, FNIS or the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.2(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(v) such purchase or other acquisition was approved by the board of the directors (or other applicable governing body) of the Person being acquired;

(i) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j) Investments and transfers of funds among the Consolidated Companies that are made in accordance with the Cash Management Practices;

(k) advances of payroll payments to employees in the ordinary course of business;

(l) Guarantees by a Restricted Company of leases (other than Capitalized Leases) entered into in the ordinary course of business;

(m) Investments in the ordinary course consisting of endorsements for collection or deposit;

(n) Investments by Restricted Companies in Unrestricted Subsidiaries after the Amendment No. 1 Effective Date (it being understood and agreed that the book value of the assets of an Unrestricted Subsidiary other than any Securitization Vehicle at the time of its designation as such pursuant to Section 6.13 shall be deemed to be an Investment made in such Unrestricted Subsidiary in an amount equal to such book value, but if such Unrestricted Subsidiary is not wholly-owned by the Restricted Companies, only an amount proportional to such Restricted Companies’ ownership therein shall be included in this calculation) in an aggregate amount for all such Investments (less an amount equal to the book value of all Unrestricted Subsidiaries other than any Securitization Vehicle that, after the Amendment No. 1 Effective Date, are redesignated by FNIS to be Restricted Subsidiaries, calculated as of the date of such redesignation) not to exceed for all Unrestricted Subsidiaries (other than Securitization Vehicles), at the time such Investment is made and after giving effect to such Investment, the sum of (i) an amount equal to 5% of the Total Consolidated Assets as of such time (net of any Investment made pursuant to Section 7.2(c)(iv)(B)), plus (ii) the aggregate amount of any cash repayment of or return on such Investments theretofore received by Restricted Companies after the Amendment No. 1 Effective Date;

(o) Investments consisting of Swap Contracts entered into in the ordinary course of business and not for speculative purposes;

(p) Investments of funds held by the Exchange Companies for the benefit of their customers in connection with their like-kind-exchange operations;

(q) any Investment in a Securitization Vehicle or any Investment by a Securitization Vehicle in any other Person in connection with a Securitization Financing permitted by Section 7.3(v), including Investments of funds held in accounts permitted or required by the arrangements governing the Securitization Financing or any related Indebtedness; provided that any Investment in a Securitization Vehicle is in the form of a purchase money note, contribution of additional Securitization Assets or equity investments; and

(r) so long as immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing, other Investments in an aggregate amount for all such Investments (calculated using the actual amount of such Investments as funded by the Restricted Companies) not to exceed at any time the sum of (i) $250,000,000 and (ii) the aggregate amount of any cash repayment of or return on such Investments theretofore received by the Restricted Companies.

7.3 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Permitted Subordinated Indebtedness;

(b) (i) Indebtedness of the Loan Parties under the Loan Documents and (ii) Indebtedness of FNIS and any of its Restricted Subsidiaries under the FNIS Loan Documents and any Permitted Refinancing thereof;

(c) Indebtedness outstanding on the Amendment No. 1 Effective Date and listed on Schedule 7.3 and any Permitted Refinancing thereof;

(d) Guarantees by a Restricted Company in respect of Indebtedness of another Restricted Company otherwise permitted hereunder; provided that (x) no Guarantee by any Restricted Company (other than the Borrower) of any Permitted Subordinated Indebtedness (or any Permitted Refinancing thereof) shall be permitted unless such Restricted Company shall have also provided a Guarantee of the Obligations substantially on the terms set forth in Section 2 of the Guarantee and Collateral Agreement in accordance with Section 6.11 or the FNIS Loan Party Guaranty in accordance with Section 6.12 and (y) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e) Indebtedness of a Restricted Company that constitutes an Investment permitted by Section 7.2;

(f) (i) Indebtedness incurred in the ordinary course of business by the Exchange Companies in connection with “1031 exchange” transactions under Section 1031 of the Code (or regulations promulgated thereunder, including Revenue Procedure 2000-37) that is limited in recourse to the properties (real or personal) which are the subject of such “1031 exchange” transactions and (ii) Indebtedness incurred in the ordinary course of business by the Leasing Companies in connection with their leasing business that is limited in recourse to the assets being financed by such Indebtedness (collectively, the “Specified Non-Recourse Indebtedness”);

(g) Indebtedness of Foreign Subsidiaries of FNIS;

(h) Indebtedness of a Restricted Company assumed in connection with any Permitted Acquisition and not incurred in contemplation thereof, and any Permitted Refinancing thereof;

(i) Indebtedness incurred by any Restricted Company representing deferred compensation to employees of a Restricted Company incurred in the ordinary course of business;

(j) Indebtedness consisting of promissory notes issued by any Restricted Company to future, present or former directors, officers, members of management, employees or consultants of FNIS or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of FNIS permitted by Section 7.6;

(k) Indebtedness incurred by a Restricted Company in a Permitted Acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(l) Indebtedness consisting of obligations of any Restricted Company under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(m) Indebtedness (including intercompany Indebtedness among the Consolidated Companies) in respect of the Cash Management Practices;

(n) obligations of the Consolidated Companies with respect to liabilities arising from the Vault Cash Operations;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of a Restricted Company contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by a Restricted Company constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to such similar reimbursement-type obligations; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(q) obligations in respect of bid, performance, stay, customs, appeal and surety bonds and performance and completion guarantees provided by a Restricted Company or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Guarantees by FNIS of Indebtedness permitted under this Section 7.3;

(s) Indebtedness in respect of Swap Contracts entered into in the ordinary course of business and not for speculative purposes;

(t) Indebtedness in respect of any letter of credit or bankers’ acceptance supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(u) Indebtedness incurred in the ordinary course of business in connection with relocation service transactions and secured by the properties which are the subject of such transactions;

(v) Indebtedness incurred in connection with a receivables securitization transaction involving the Restricted Companies and a Securitization Vehicle (a “Securitization Financing”); provided that (i) such Indebtedness when incurred shall not exceed 100% of the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (ii) such Indebtedness is created and any Lien attaches to such property concurrently with or within forty-five (45) days of the acquisition thereof, and (iii) such Lien does not at any time encumber any property other than the property financed by such Indebtedness;

(w) Indebtedness (i) of the type described in clause (e) of the definition thereof subject to Liens permitted under Section 7.1 or (ii) secured by Liens permitted under Sections 7.1(e)(ii), 7.1(e)(iii), 7.1(f), or 7.1(r);

(x) other Indebtedness of Restricted Companies in an aggregate principal amount not to exceed the greater of (i) 10% of Total Consolidated Assets and (ii) $300,000,000 at any time outstanding; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above;

provided that at the time of incurrence or assumption of any Specified Debt described below, after giving effect to such Specified Debt, the aggregate principal amount of all Specified Debt shall not exceed the greater of $500,000,000 and 15% of Consolidated Shareholders’ Equity (the test set forth in this proviso is referred to herein as the “Specified Debt Test”). For purposes hereof, “Specified Debt” means, without duplication, (A) any Indebtedness of a Loan Party that is secured by Liens permitted to exist in reliance on any of clauses

(a)(i), (n), (p) or (w) of Section 7.1 and (B) (1) any Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted to exist in reliance on any of clauses (g), (h), (w)(i) (but only if the Liens securing such Indebtedness are permitted to exist in reliance on any of clauses (n), (p) or (w) of Section 7.1) or (x) of this Section 7.3 (the “Included Debt”) and (2) any Guarantee of Included Debt permitted by this Section 7.3.

7.4 [Intentionally Omitted].

7.5 Disposition of Property. Make any Disposition of any of its property to Persons that are not Restricted Companies except:

(a) Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Restricted Companies;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (z) such property is exchanged for credit against the purchase price of similar replacement property or (aa) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions pursuant to and in accordance with the Cash Management Practices and in connection with the Vault Cash Operations;

(e) Dispositions permitted by Sections 7.2 and 7.6 and Liens permitted by Section 7.1;

(f) Dispositions by any Restricted Company of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $100,000,000 from and after September 12, 2007 and (ii) the purchase price for such property shall be paid to such Restricted Company for not less than 75% cash consideration;

(g) Dispositions of cash and Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Restricted Companies;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of FNIS, are not material to the conduct of the business of the Restricted Companies;

(l) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements (i) in substantially the form as such arrangements are in effect on the Amendment No. 1 Effective Date or (ii) to the extent that the Net Cash Proceeds of such Disposition are either reinvested or applied to prepay loans pursuant to Section 2.06(b) of the FNIS Credit Agreement or Section 2.11(b) hereof;

(m) Dispositions of property to an Unrestricted Subsidiary; provided that to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.2;

(n) Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Restricted Companies;

(o) Dispositions of tangible property in the ordinary course of business as part of a like-kind exchange under Section 1031 of the Code;

(p) voluntary terminations of Swap Contracts;

(q) Dispositions of Unrestricted Subsidiaries;

(r) Dispositions of Securitization Assets (or a fractional undivided interest therein) in a Securitization Financing permitted under Section 7.3(v); provided that no Group Member shall be permitted to Dispose of its accounts receivable or any related assets to the FNIS Securitization Vehicle in respect of the FNIS A/R Securitization Facility (each, as defined in Amendment No. 1) prior to payment in full of all Obligations hereunder; and

(s) Dispositions of property not otherwise permitted under this Section 7.5 by a Restricted Company to Persons that are not Affiliates of the Loan Parties; provided that (i) such Disposition is made in good faith on an arms’ length basis and (ii) the Net Cash Proceeds of such Disposition are either reinvested or applied to prepay loans pursuant to Section 2.06(b) of the FNIS Credit Agreement or Section 2.11(b) hereof.

7.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to any other Restricted Company (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to (i) any other Restricted Company and (ii) each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b) any Restricted Company may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) so long as no Event of Default shall have occurred and be continuing or would result therefrom, FNIS may make Restricted Payments;

(d) to the extent constituting Restricted Payments, FNIS and its Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.5 and 7.8;

(e) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; and

(f) FNIS may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of FNIS and its Restricted Companies.

7.7 [Intentionally Omitted].

7.8 Transaction with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among the Restricted Companies, (b) on fair and reasonable terms substantially as favorable to a Restricted Company as would be obtainable by such Restricted Company at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses in connection with the consummation of the FNIS Merger, (d) [intentionally omitted], (e) loans and other transactions by FNIS and its Restricted Subsidiaries to the extent permitted under this Section 7, (f) customary fees payable to any directors of FNIS and reimbursement of reasonable out of pocket costs of the directors of FNIS, (g) employment and severance arrangements between any Restricted Company and their officers and employees in the ordinary course of business, (h) payments by any Restricted Company pursuant to the tax sharing agreements among FNIS and its Subsidiaries on customary terms, (i) the payment of customary fees and indemnities to directors, officers and employees of FNIS and its Subsidiaries in the ordinary course of business, (j) transactions pursuant to agreements in existence on the Amendment No. 1 Effective Date and set forth on Schedule 7.8 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (k) Restricted Payments permitted under Section 7.6, (l) any transaction with a Securitization Vehicle as part of a Securitization Financing permitted under Section 7.3(v), and (m) transactions engaged in by Restricted Companies with Unrestricted Subsidiaries in good faith to effect (i) the Cash Management Practices and Vault Cash Operations, (ii) the operations, governance, administration and corporate overhead of the Consolidated Companies and (iii) the tax management of the Consolidated Companies. For the purposes of this Section 7.8, (x) each Unrestricted Subsidiary shall be deemed to be an Affiliate of each Restricted Company and (y) neither Fidelity National Financial, Inc., a Delaware corporation, nor Lender Processing Services, Inc., a Delaware corporation, nor any of their respective direct or indirect Subsidiaries, shall be deemed to be an Affiliate of the Restricted Companies solely due to overlapping officers or directors.

7.9 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Restricted Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to or invest in any Loan Party, provided that the foregoing shall not apply to Contractual Obligations which (i) (x) exist on the Amendment No. 1 Effective Date and (to the extent not otherwise permitted by this Section 7.9) are listed on Schedule 7.9 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such restrictions that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (iii) arise in connection with any Disposition permitted by Section 7.5, (iv) are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under Section 7.2 and applicable solely to such Joint Venture entered into in the ordinary course of business, (v) are negative pledges in favor of any holder of Indebtedness permitted under Section 7.3 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vi) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, or (viii) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

7.10 Financial Covenants. (a) Maximum Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter of FNIS set forth below to be greater than the ratio set forth below opposite the applicable period ending date:

Period Ending Date	Leverage Ratio
March 31, 2009 through December 31, 2009	3.5:1.0
March 31, 2010 and thereafter	3.25:1.0

(b) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter of FNIS set forth below to be less than the ratio set forth below opposite the applicable period ending date:

Period Ending Date	Interest Coverage Ratio
March 31, 2009 and thereafter	4.00:1.0

7.11 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Permitted Subordinated Indebtedness or make any payment in violation of any subordination terms of any Permitted Subordinated Indebtedness, except (i) the refinancing thereof with the Net Cash Proceeds of any Permitted Subordinated Indebtedness or with the proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests) of any Consolidated Company, (ii) the conversion of any Permitted Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests) and (iii) so long as no Event of Default has occurred and is continuing or would result therefrom, prepayments, redemptions or repurchases of Permitted Subordinated Indebtedness if after giving effect to such prepayment, redemption or repurchase, the Leverage Ratio, calculated on a Pro Forma Basis, shall not be greater than 3.25:1 (and, in the case of any such prepayment, redemption or repurchase pursuant to this clause (iii) in respect of aggregate principal amounts exceeding $25,000,000 in any fiscal year, evidenced by a certificate from a Responsible Officer of the Borrower or FNIS demonstrating such compliance calculation in reasonable detail).

ANNEX C TO

AMENDMENT NO. 1

SECTION 8. Events of Default

(a) Non-Payment. Any Restricted Company fails to pay (i) when due, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Restricted Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.3(a), 6.5(a) (solely with respect to the Borrower) or Section 7 of this Agreement, or Section 5.7(b) of the Guarantee and Collateral Agreement; or

(c) Other Defaults. Any Restricted Company fails to perform or observe any other term, covenant or agreement (not specified in paragraphs (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Restricted Company herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material and adverse respect when made or deemed made; or

(e) Cross-Default. Any Material Company (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by one Restricted Company to another Restricted Company) having an aggregate outstanding principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, (x) such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or (y) a mandatory offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Material Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Material Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Material Company in an amount exceeding the Threshold Amount and is not paid, released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Material Company a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of 60 consecutive days during which such judgment has not been paid and during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of FNIS under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) FNIS or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Security Document after delivery thereof pursuant to this Agreement shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.5) cease to create a valid and perfected first priority Lien on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 7.1, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice delivered to the Administrative Agent), except to the extent that any loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates or other possessory collateral actually delivered to it representing securities or other collateral pledged under the Security Documents or to file Uniform Commercial Code financing statements, continuation statements, filings regarding intellectual property rights, or equivalent filings and except, as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy insured by a solvent insurer and such insurer has not denied or disclaimed in writing that such losses are covered by such title insurance policy; or

(l) Guarantees. The guarantee contained in Section 2 of the Guarantee and Collateral Agreement or the FNIS Loan Party Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert (other than by reason of a release of any Guarantor pursuant to a designation or transaction that is permitted by the Credit Agreement).

ANNEX D TO

AMENDMENT NO. 1

Definition of “Material Adverse Effect” in FNIS Merger Agreement

“Material Adverse Effect” means, with respect to FNIS, Holdings or FNIS Merger Sub (including, for purposes hereof, in its capacity as the surviving entity of its merger with Holdings), as the case may be, a material adverse effect on (A) the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in GAAP (or any interpretation thereof) generally applicable to companies engaged in the industries in which Holdings and FNIS operate, (2) changes, after the date hereof, in Laws of general applicability or interpretations or enforcement thereof by any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable self-regulatory organization, (3) actions or omissions of FNIS or FNIS Merger Sub, on the one hand, or Holdings, on the other hand, taken with the prior written consent of the other or expressly required hereunder, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners, (4) changes, after the date hereof, in general economic or market conditions (including conditions of the securities and credit markets) generally affecting companies engaged in the industries in which Holdings and FNIS operate, except to the extent that such changes have a disproportionate adverse effect on such party relative to other participants in the same industries, (5) the execution or public disclosure of the FNIS Merger Agreement or the transactions contemplated thereby, including the directly attributable impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners, (6) acts of war, armed hostilities or terrorism or any escalation or worsening thereof, except to the extent that such events have a disproportionate adverse effect on such party relative to other participants in the industries in which Holdings and FNIS operate, (7) changes in the price or trading volume of the stock of Holdings or FNIS, as applicable, in and of itself (provided that events, circumstances and conditions underlying any such change may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (8) any failure by Holdings or FNIS, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that events, circumstances and conditions underlying any such failure may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (B) the ability of such party to timely consummate the transactions contemplated by the FNIS Merger Agreement.

D-1

ANNEX E TO

AMENDMENT NO. 1

Representations and Warranties of FNIS

FNIS represents and warrants to the Administrative Agent and the Lenders that:

1. Existence, Qualifications And Power; Compliance With Laws. Each Restricted Company (a) is a Person, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Environmental Laws), orders, writs and injunctions, and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

2. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are (a) within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate, shareholder or other organizational action, and (c) do not and will not (i) contravene the terms of (A) any of such Person’s Organization Documents or (B) the FNIS Loan Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.1), or require any payment to be made under, (A) any documentation governing any Permitted Subordinated Indebtedness, (B) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (C) any order, injunction, writ or decree, of or with any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate, in any material respect, any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

3. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by any Loan Party in connection with (a) the execution, delivery or performance by any Loan Party of any Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Guarantee and Collateral Agreement and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

4. Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

5. Financial Statements; No Material Adverse Effect. (a) The (i) audited consolidated balance sheet of FNIS and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year of FNIS and its Subsidiaries, including the notes thereto and (ii) unaudited consolidated balance sheet of FNIS and its Subsidiaries dated March 31, 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for the one fiscal quarter period ended on such date fairly present in all material respects the financial condition of FNIS and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and, with respect to unaudited financial statements, the absence of footnotes and subject to such adjustments as would be made in connection with the audit of financial statements for the relevant period).

(b) Since December 31, 2008, there has been no change, effect, event or, occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts prepared by management of FNIS of consolidated balance sheets, income statements and cash flow statements for each fiscal quarter of 2009 and 2010 ended after the Amendment No. 1 Effective Date and for each fiscal year ending on December 31, 2009 through the fiscal year ending on December 31, 2013, copies of which have been furnished to the Administrative Agent and the Lenders prior to the Amendment No. 1 Effective Date, have been prepared in good faith based upon assumptions believed in good faith by FNIS to be reasonable in light of conditions existing at the time of preparation, it being understood that (i) such forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results and that such differences may be material and that such forecasts are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature.

6. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of FNIS, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against FNIS or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7. Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.1 and except where the failure to have such title or the existence of such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8. Taxes. FNIS and its Subsidiaries have filed all Federal and material state and other tax returns and reports required to be filed, and have paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than 30 days, (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

9. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect. In the preceding five years, each Loan Party and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and in the preceding five years, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent a failure to make such contributions or application, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the knowledge of FNIS, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) none of FNIS nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums not yet due or premiums due and not yet delinquent under Section 4007 of ERISA); (iv) none of FNIS nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of FNIS nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

10. Subsidiaries; Equity Interests. As of the Amendment No. 1 Effective Date (after giving effect to the FNIS Merger), Schedule 4.15 (i) sets forth the name and jurisdiction of organization of each Subsidiary of FNIS (other than Subsidiaries that in the aggregate represent less than the greater of (x) 5% of the Total Consolidated Assets and (y) 5% of the Consolidated EBITDA of FNIS and its Consolidated Subsidiaries) and (ii) sets forth the ownership interest of FNIS and any other Subsidiary in each such Subsidiary, including the percentage of such ownership.

11. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of the Credit Agreement or delivered thereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole (and considered together with all information publicly disclosed by the Consolidated Companies) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under and at the time which they were made, not materially misleading; provided that, with respect to financial estimates, projected or forecasted financial information and other forward-looking information, FNIS represents and warrants only that such information was prepared in good faith based upon assumptions believed by FNIS to be reasonable in light of conditions existing at the time of preparation; it being understood that (A) such projections and forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected or forecasted results and that such differences may be material and that such projections and forecasts are not a guarantee of financial performance and (B) no representation is made with respect to information of a general economic or general industry nature.

12. Solvency. On the Amendment No. 1 Effective Date after giving effect to the FNIS Merger, the Amendment No. 1 and each of the other transactions contemplated to occur on the Amendment No. 1 Effective Date, FNIS and the Restricted Subsidiaries (taken as a whole) and Holdings and the Group Members (taken as a whole) are Solvent.

13. Perfection, Etc. All filings and other actions necessary to perfect and protect the Liens in the Collateral created under and in the manner contemplated by the Security Documents have been duly made or taken or otherwise provided for in the manner reasonably requested by the Administrative Agent and are in full force and effect, and the Security Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Obligations, subject to Liens permitted by Section 7.1. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

For purposes hereof, “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

ANNEX F TO

AMENDMENT NO. 1

[FNIS SPV]

$145,000,000 RECEIVABLES PURCHASE PROGRAM

SUMMARY OF INDICATIVE TERMS AND CONDITIONS

Seller:	[FNIS SPV] (the “Seller”), a wholly-owned bankruptcy-remote subsidiary of Fidelity National Information Services, Inc. (“FNIS”).

Originators:

FNIS and such other wholly-owned subsidiaries of FNIS as designated from time to time by FNIS and approved by the Agent (collectively, the “Originators”);[1] provided that, neither Metavante Holdings, LLC nor any of its direct or indirect subsidiaries shall be an Originator at any time prior to payment in full of all amounts owing under the Metavante Credit Facility (as defined below) and termination thereof.

Guarantors:	FNIS and each of its direct and indirect domestic subsidiaries that are subsidiary guarantors from time to time under the FNIS Credit Facility (as defined below).

Purchasers:	JPMorgan Chase Bank, N.A. (“JPMCB”) and other financial institutions or entities acceptable to the Arranger and reasonably acceptable to the Seller (the “Purchasers”).

Administrative Agent:	JPMCB (the “Agent”).

Sole Lead Arranger and Book Runner:	J.P. Morgan Securities, Inc. (the “Arranger”).

[1]

Each Originator shall sell 100% of its receivables to the Seller. The Program Documentation (as defined below) shall provide for the removal of Originators by FNIS upon satisfaction of the conditions set forth in the Program Documentation for such removal.

Program Limit:	The aggregate Capital (as defined below) of the Purchasers shall not exceed $145,000,000 (the “Program Limit”). The Program Limit may at the option of the Seller be increased through the addition of new Purchasers or increases in the commitments of existing Purchasers. The total amount of any such increase in the Program Limit may not exceed $55,000,000.

The aggregate amount of Capital shall not at any time exceed the lesser of: (i) the Program Limit; and (ii) the Net Receivables Pool Balance (as defined below) minus the Applicable Reserve (as defined below).

“Applicable Reserve” shall be an amount equal to (i) the product of the Net Receivables Pool Balance multiplied by a reserve percentage determined in accordance with the Program Documentation (as defined below) plus (ii) any reserves as may be established in accordance with the Program Documentation. The initial reserve percentage shall be 15%.

Capital; Collections:	“Capital Investment” in respect of any Receivable Interest (as defined below) shall be the original amount paid by the Purchasers to the Seller in respect of each Receivable Interest at the time of its purchase, reduced by the amount of Collections distributed to the Purchasers and applied to reduce Capital.

“Capital” shall be the sum of all outstanding Capital Investments.

“Collections” shall mean all cash collections and proceeds (including proceeds of security) of Pool Receivables (as defined below), and amounts deemed to be collected in respect of Pool Receivables as a result of certain dilution adjustments and breaches of representations and warranties with respect to specific Pool Receivables.

Termination Date:	The earliest to occur of: (a) November 1, 2013, (b) the third business day after written notice by the

Seller terminating the commitments of the Purchasers, and (c) declaration of the Termination Date following an event of termination under the Program Documentation (as defined below) (or automatic occurrence of the Termination Date upon an event of termination triggered by the Seller’s bankruptcy).

Receivable Interest:	“Receivable Interest” shall mean the undivided percentage ownership interest of a Purchaser in all outstanding Pool Receivables (as defined below), all related security and all Collections with respect to, and other proceeds of, such Pool Receivables. At any time of computation the aggregate Receivable Interests of the Purchasers shall be equal to the quotient obtained by dividing (i) the then outstanding Capital Investments made by the Purchasers in respect of such Receivable Interests plus the then Applicable Reserve by (ii) the then Net Receivables Pool Balance.

Receivable:	“Receivable” shall mean the indebtedness of an obligor (an “Obligor”) under a contract for the sale of goods or services, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

Receivables Pool:	“Receivables Pool” shall mean the aggregation of Receivables purchased and otherwise acquired by the Seller from the Originators.

Pool Receivable:	“Pool Receivable” shall mean a Receivable in the Receivables Pool.

Net Receivables Pool Balance:	“Net Receivables Pool Balance” shall equal the outstanding balance of all Pool Receivables that are Eligible Receivables reduced by any reserves and other reductions determined in accordance with the Program Documentation.

Eligible Receivable:	“Eligible Receivable” shall mean each Pool Receivable arising out of the sale of inventory or the performance of services in the ordinary course of business by an Originator to an Obligor that is not an affiliate of an Originator; provided, however, that a

Pool Receivable shall in no event be an Eligible Receivable if it is determined to be ineligible in accordance with the Program Documentation.

Closing Date:	On or before December 31, 2009.

Settlement Periods:	Collections shall be settled on each business day and Yield (as defined below) paid on a monthly basis.

Yields and Fees:	See Exhibit A.

Servicers:	The Purchasers shall appoint FNIS (the “Parent Servicer”) and a wholly-owned direct or indirect subsidiary of FNIS (the “Subsidiary Servicer”) as their independent servicers (collectively in such capacity, the “Servicers”) to service, administer and collect the Pool Receivables. The Servicers will collect, pursue delinquent obligations and prepare and deliver reports required under the Program Documentation, all in a manner consistent with its credit and collection policy and practices (the “Credit and Collection Policy”) and in accordance with the terms of the Program Documentation. No material change may be made in the Credit and Collection Policy without prior written notice to the Agent. The Agent may review the books and records of the Servicers and may, at any time following an event of termination under the Program Documentation, appoint a successor Servicer.

Reports:	The Servicers shall prepare and deliver to the Agent, for distribution to the Purchasers, (i) monthly (or, if a Triggering Event (as defined below) exists, weekly) Seller reports and such other information concerning the Net Receivables Pool Balance as agreed and (ii) if a Triggering Event exists, such additional information as determined by the Agent.

Field Examinations:	Field examinations will be conducted by the Agent (or its designee) on an ongoing basis at regular intervals at the discretion of the Agent, to ensure the adequacy of the Receivables Pool and related reporting and control systems. It is anticipated that up to two field examinations per year will be conducted (and, absent the continuation of a Triggering Event, the Seller shall not be required to pay for the cost of any more than two such field examinations in any year); provided that there shall be no limitation on the number or frequency of field examinations during the continuation of a Triggering Event.

Purchases:	Subject to the terms of the Program Documentation, purchases of Receivable Interests (each, a “purchase”) shall be made on notice from the Seller to the Agent, (i) given on the third business day before the date of such purchase in the case of the purchase of any Receivable Interest initially bearing Yield determined on the basis of the LIBO Rate (as defined in Exhibit A) and (ii) given on the date of such purchase in the case of the purchase of any Receivable Interest initially bearing Yield determined on the basis of the Base Rate (as defined in Exhibit A).

Application of Collections:	Collections shall be applied in accordance with the applicable provisions of the receivables purchase agreement.

Triggering Event:	“Triggering Event” shall mean any of the following events: (i) the Termination Date, (ii) the occurrence of an event of termination under the Program Documentation or (iii) the failure to comply with the financial test to be set forth in the Program Documentation.

Collection Accounts:	All Collections shall be initially received by the Subsidiary Servicer and deemed to be held in trust for the Agent by the Subsidiary Servicer pending the prompt transfer of such Collections to lockboxes and concentration accounts under the control of the Agent pursuant to arrangements reasonably satisfactory to the Agent. It is understood and agreed that all accounts of the Subsidiary Servicer shall be subject to an account control agreement in favor of the Agent.

Security Interests and Financing Statements:	The obligations of the Seller shall be secured by a first priority perfected security interest in all assets of the Seller. In addition to proper financing statements naming the Seller as debtor and the Agent as secured party, proper financing statements naming each Originator as debtor, the Seller as secured party and the Agent as assignee, shall be filed under the Uniform Commercial Code of all relevant jurisdictions.

Conditions Precedent to the Closing:	The documentation for the receivables purchase program described herein (the “Program Documentation”) will contain closing conditions customarily found in agreements for similar receivables purchase programs and other conditions appropriate to the specific program and in any event including, without limitation, satisfactory and enforceable documentation and deliveries (including, without limitation, a receivables purchase agreement, a receivables sales agreement, lock box agreements, deposit account control agreements, undertakings by FNIS, proper financing statements, good standing certificates, organizational documents, legal opinions and collateral documents), payment of all fees and expenses, solvency of the transaction parties and absence of material adverse effect.

Conditions Precedent to Each Investment Event:	On the date of any purchase (and on the date on which Yield in respect of any Capital Investment is converted to a different interest rate or continued for an additional period at the same interest rate, except in the case of a conversion of Yield from a rate based on the LIBO Rate to a rate based on the Base Rate) (each, an “Investment Event”), (a) all reports and other information required by the Program Documentation to have been delivered to the Agent or the Purchasers shall have been delivered, (b) there shall exist no event of termination or potential event of termination under the Program Documentation, (c) the representations and warranties of the Seller, the Servicers and each Originator under the Program Documentation shall be true and correct immediately prior to, and after giving effect to, such Investment Event and (d) the purchase or reinvestment, as applicable, being made at the time of such Investment Event shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

Representations and Warranties:	The Program Documentation will contain representations and warranties applicable to the Seller, the Guarantors and (as applicable) the Servicers, which are substantially the same as those in the FNIS Credit Facility (as defined below), with such modifications thereto and such other provisions (including representations and warranties of the Servicers) customarily found in similar receivables purchase programs and other representations and warranties appropriate to the specific program, including with respect to: enforceability of Program Documentation, ownership of Receivables and other related assets, absence of liens, compliance with the Credit and Collection Policy and no default under material agreements or the Program Documentation.

“FNIS Credit Facility” means the Credit Agreement dated as of January 18, 2007, as amended, among FNIS, the lenders party thereto, JPMCB, as administrative agent, and the other parties thereto.

Affirmative, Negative and Financial

Covenants:	The Program Documentation will contain affirmative, negative and financial covenants applicable to the Seller, the Guarantors and (as applicable) the Servicers, which are substantially the same as those in the FNIS Credit Facility, with such modifications thereto and such other provisions customarily found in similar receivables purchase programs and other covenants appropriate to the specific program.

Financial Reporting Requirements:	The Program Documentation will contain financial reporting requirements of the Servicers and the Seller, as applicable, which are substantially the same as those in the FNIS Credit Facility, with such modifications thereto and such other provisions customarily found in similar receivables purchase programs and other provisions appropriate to the specific program, including, without limitation, monthly consolidated financial reports if a Triggering

Event exists. If a Triggering Event exists, the Servicers and the Seller shall provide such additional information as may be reasonably required by the Agent.

The Seller shall provide (a) annual financial statements within 105 days of year-end and (b) quarterly financial statements within 60 days of quarter-end, in each case certified by a principal financial officer.

Other Reporting Requirements:	The Program Documentation will contain other reporting requirements customarily found in documents for similar receivables purchase programs and other reporting requirements appropriate to the specific program, including, without limitation, with respect to litigation or any potential event of termination, at such times and in form and substance reasonably satisfactory to the Agent.

Events of Termination:	The Program Documentation will contain events of termination, which are substantially the same as the events of default in the FNIS Credit Facility, with such modifications thereto and such other provisions customarily found in similar receivables purchase programs and other events of termination appropriate to the specific program (with grace periods as applicable).

Indemnification:	The Program Documentation will contain customary indemnification provisions by the Originators in favor of the Seller and its assignees, and by the Seller and the Servicers in favor of the Agent, each Purchaser and each of their respective affiliates, and the respective officers, directors, employees, agents and advisors of each of them.

Expenses:	The Seller shall pay all (i) reasonable costs and expenses of the Agent (including all reasonable fees, expenses and disbursements of outside counsel and internal and external per diem field examination costs) in connection with the preparation, execution and delivery of the Program Documentation and the funding of all purchases, the administration of the transactions contemplated by the Program Documentation and any amendment or waiver of any provision of the Program Documentation and (ii) costs and expenses (including reasonable fees, expenses and disbursements of counsel) in connection with the enforcement of any of their rights and remedies under the Program Documentation, any refinancing of the transactions contemplated by the Program Documentation in the nature of a “work-out” or any insolvency or bankruptcy proceeding or any legal proceeding relating to or arising out of the transactions contemplated by the Program Documentation.

Assignments and Participations:	Assignments must be in a minimum amount of $5 million and are subject to the approval of the Agent and the Seller (in each case, not to be unreasonably withheld or delayed and, in the case of the Seller, shall not be required during the continuance of an event of termination under the Program Documentation) except, in each case, with respect to any assignment to a Purchaser, an affiliate of a Purchaser or a fund engaged in investing in commercial loans that is advised or managed by a Purchaser. No participation shall include voting rights, other than for matters requiring consent of 100% of the Purchasers.

Requisite Purchasers:	Purchasers holding more than 50% of the outstanding commitments and/or exposure under the Program (the “Requisite Purchasers”).

Amendments and Waivers:	Requisite Purchasers except for provisions customarily requiring super-majority or unanimous approval.

Miscellaneous:	The Program Documentation will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes), in each case substantially the same as those in FNIS Credit Facility, to the extent applicable to the

Program, with such modifications thereto and such other provisions as may be agreed between the Seller, the Originators and the Agent.

Governing Law and Submission to Jurisdiction:	State of New York.

Counsel to Agent:	Davis Polk & Wardwell.

$145,000,000 RECEIVABLES PURCHASE PROGRAM

YIELD AND FEES

Yield:	Capital Investments shall bear a “Yield”, at the option of the Seller, at one of the following rates:

(i) the Applicable Margin (as defined below) plus the Base Rate (as defined below), payable monthly in arrears; or

(ii) the Applicable Margin plus the current LIBO rate as quoted by Telerate Page 3750, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for Yield periods of one, two, three or six months or, to the extent available to all Purchasers, nine or twelve months (the “LIBO Rate”), payable at the end of each Yield period (or every three months with respect to Yield periods of three months or longer).

“Applicable Margin” means (i) 2.25% per annum, in the case of Capital Investments having Yield determined on the basis of the Base Rate, and (ii) 3.25% per annum, in the case of Capital Investments having Yield determined on the basis of the LIBO Rate:

“Base Rate” means a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (a) the Agent’s prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50% and (c) the LIBO Rate for a one month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00%.

No more than 5 LIBO Rate periods may be in effect at any one time.

During the continuance of an event of termination under the Program Documentation, the Yield payable with respect to Capital Investments will increase by an additional 2% per annum.

Unused Commitment Fee:	From and after the Closing Date, a non-refundable unused commitment fee will accrue at the rate of 1.00% per annum on the daily average unused portion of the Program Limit (whether or not then available), payable monthly in arrears and on the Termination Date.

Fees Paid to Market:	A non-refundable upfront fee (the “Upfront Fee”) will be paid to the Purchasers on the Closing Date in an aggregate amount equal to 1.00% of the Program Limit; provided that the Upfront Fee payable to each Purchaser that is also a Consenting Metavante Lender, shall be reduced by the amount of the amendment fee paid to such Consenting Metavante Lender pursuant to Amendment No. 1 to the Metavante Credit Facility.

For purposes hereof, (i) “Metavante Credit Facility” means the Credit Agreement dated as of November 1, 2007, as amended, among Metavante Technologies, Inc., Metavante Corporation, the lenders party thereto, JPMCB, as administrative agent, and the other parties thereto and (ii) “Consenting Metavante Lender” means each lender under the Metavante Credit Facility that is a signatory to Amendment No. 1 to the Metavante Credit Facility.

ANNEX G TO

AMENDMENT NO. 1

[Form of FNIS Assignment Agreement]

Reference is made to the Credit Agreement, dated as of November 1, 2007 (as amended by Amendment No. 1 dated as of April 30, 2009 and effective as of [            ], 2009 and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Metavante Technologies, Inc. (“Holdings”), Metavante Corporation (the “Borrower”), the Lenders party thereto, the Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent” and, together with the Documentation Agents and the Syndication Agent, the “Agents”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and [FNIS Loan Purchaser] (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment Agreement, (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (c) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto, and (d) represents and warrants that it has no knowledge of any non-public information (other than information made available to the Lenders) that could reasonably be expected to be material to the Assignor’s decision to enter into this Assignment Agreement.

4. The effective date of this Assignment Agreement shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date. The Assignee acknowledges and agrees that no interest shall accrue with respect to the Assigned Interest from and after the Effective Date and immediately and simultaneously upon the effectiveness hereof, the Assigned Interest shall be deemed to have been cancelled and no longer outstanding for all purposes of the Credit Agreement and the other Loan Documents. The Assignee further acknowledges and agrees that it shall not obtain any rights as a Lender under the Credit Agreement or the other Loan Documents by virtue of the Assigned Interest. From and after the Effective Date, the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

6. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment Agreement with respect to

the Credit Agreement, dated as of November 1, 2007, as amended among Metavante Technologies, Inc. (“Holdings”),

Metavante Corporation (the “Borrower”),

the Lenders party thereto, the Documentation Agents, and Syndication Agent named therein

and JPMorgan Chase Bank, N.A., as Administrative Agent

Name of Assignor:

Name of Assignee: [FNIS Loan Purchaser]

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
	$	%

[FNIS Loan Purchaser]

By:
Name:
Title:

[Name of Assignor]

By:
Name:
Title:

Required Consents (if any):

METAVANTE CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Accepted for Recordation in the Register:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[If Revolving Facility being assigned:]

JPMORGAN CHASE BANK, N.A., as Swingline Lender

By:
Name:
Title:

[Name of Issuing Lender], as Issuing Lender

By:
Name:
Title:

APPENDIX I

SUBSIDIARY GUARANTY SUPPLEMENT

[                    ], 2009

JPMorgan Chase Bank, N.A., as Administrative Agent

1111 Fannin Street, Floor 10

Houston, Texas 77002-6925

Attention:

Re: Credit Agreement dated as of January 18, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Fidelity National Information Services, Inc., a Georgia corporation, the Designated Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as L/C Issuer, Swing Line Lender and Administrative Agent, and Bank of America, N.A., as Swing Line Lender.

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement and (ii) the Amended and Restated Subsidiary Guaranty dated as of September 12, 2007, made by the Subsidiary Guarantors party thereto in favor of the Guaranteed Parties described therein (such Amended and Restated Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Subsidiary Guaranty Supplement (this “Guaranty Supplement”), being the “Subsidiary Guaranty”). The capitalized terms defined in the Subsidiary Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) Each of the undersigned hereby, jointly and severally with the other Subsidiary Guarantors, absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all of its Guaranteed Obligations. Without limiting the generality of the foregoing, each of the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Guaranteed Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each of the undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent, on behalf of itself and each other

A-1

Guaranteed Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Subsidiary Guaranty and the Guaranteed Obligations of each of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement and the Guaranteed Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and each of the undersigned hereby irrevocably agree that the Guaranteed Obligations of each of the undersigned Guarantors under this Guaranty Supplement and the Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance under Bankruptcy Law or any comparable provision of applicable law.

(c) Subject to Section 4 of the Subsidiary Guaranty, each of the undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Guaranteed Party under this Guaranty Supplement, the Subsidiary Guaranty, Article 10 of the Credit Agreement or any other guaranty, it will contribute, to the maximum extent permitted by applicable law, such amounts to each other Subsidiary Guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Loan Documents.

(d) Each of the undersigned hereby agrees that any Indebtedness owed by it to another Loan Party shall be subordinated to the Guaranteed Obligations of the undersigned and that any Indebtedness owed to it by another Loan Party shall be subordinated to the Guaranteed Obligations of such other Loan Party, it being understood that the undersigned or such other Loan Party, as the case may be, may make payments on such intercompany Indebtedness unless an Event of Default has occurred and is continuing.

Section 2. Guaranteed Obligations Under the Guaranty. Each of the undersigned hereby agrees, as of the date first above written, to be bound as a Subsidiary Guarantor by all of the terms and conditions of the Subsidiary Guaranty to the same extent as each of the other Subsidiary Guarantors thereunder. Each of the undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an “Additional Subsidiary Guarantor” or a “Subsidiary Guarantor” shall also mean and be a reference to it, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to each of the undersigned.

2

Section 3. Delivery by Telecopier. This Guaranty Supplement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or electronic mail shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 4. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC. (a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY SUPPLEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

3

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

Very truly yours,

METAVANTE TECHNOLOGIES, INC.

By:
Name:
Title:

METAVANTE CORPORATION

By:
Name:
Title:

[ADDITIONAL METAVANTE SUBS]

By:
Name:
Title:

Accepted and agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

4

APPENDIX II:

1.

[Form for opinion of Nelson Mullins Riley & Scarborough, LLP] Each of the Opinion Parties[1] is a [corporation, limited liability company or limited partnership (as applicable)] validly existing under the laws of the                     . The opinion in the immediately preceding sentence is based solely upon review of copies of certificates issued by the                     of the State of                     for each of the Opinion Parties, and is limited to the meaning ascribed to such certificates by the State of                      and to the status of each of the Opinion Parties on the date of the certificate relating to it. Each of the Opinion Parties has the [corporate, limited liability company or limited partnership (as applicable)] power and authority to execute and deliver the Opinion Documents[2] to which it is a party and to perform its obligations thereunder. Each of the Opinion Parties has duly authorized the execution and delivery of the Opinion Documents to which it is a party and the performance of its obligations thereunder. The execution and delivery by each of the Opinion Parties of each Opinion Document to which it is a party does not, and if each of the Opinion Parties were now to perform its obligations thereunder such performance would not, result in any violation of the Organizational Documents of the Opinion Parties or the [applicable organizational statute].[3]

[Form for opinion of Quarles & Brady LLP] Each of the Opinion Parties is a corporation or limited liability company validly existing under the laws of the state of its incorporation or formation. Each Opinion Party is in good standing, active status or other comparable status under the laws of its state of incorporation or formation. The opinions in the preceding sentences are based solely upon our review of certificates from the Secretaries of State (or comparable office) of the jurisdiction in which the applicable Opinion Party is incorporated, organized or formed. Each of the Opinion Parties has the corporate or limited liability company power and authority to execute and deliver the Opinion Documents to which it is a party and to perform its obligations thereunder. Each of the Opinion Parties has duly authorized the execution and delivery of the Opinion Documents to which it is a party and the performance of its obligations thereunder. The execution and delivery by each Opinion Party of the Opinion Documents to which it is a party does not, and if each of the Opinion Parties were now to perform its obligations thereunder such performance would not, result in any violation of the articles or certificate of incorporation or bylaws, or the certificate of formation or limited liability company agreement, as applicable, of such Opinion Party. The execution and delivery by each Opinion Party of the Opinion Documents to which it is a party does not, and if each of the Opinion Parties were now to perform its obligations thereunder, such performance would not, result in any violation of the articles or certificate of incorporation or bylaws, or the certificate of formation or limited liability company agreement, as applicable, of such Opinion Party.

[3]	The “Opinion Parties” are Holdings, the Borrower, any Subsidiary of the Borrower that executes any Opinion Document, FNIS and any other subsidiary of FNIS that executes any Opinion Document.
[2]	The “Opinion Documents” are (i) the Amendment, (ii) the Borrower Supplemental Agreement, (iii) the Amendment No. 1 to Guarantee and Collateral Agreement, and (iv) the FNIS Loan Party Guaranty.
[3]

The opinions in paragraph 1 will only be given for Opinion Parties organized and existing under the laws of the following jurisdictions: (i) with respect to FNIS and its subsidiaries (other than Holdings and its subsidiaries), California, Delaware, District of Columbia, Florida, Georgia, Maryland and New York, and (ii) with respect to Holdings and its subsidiaries, Arizona, California, Delaware, Michigan, Nevada and Wisconsin.

2.	The Opinion Parties have executed and delivered the Opinion Documents to which they are parties.

3.	Each of the Opinion Documents to which an Opinion Party is a party constitutes the legal, valid and binding obligation of such Opinion Party, enforceable against such Opinion Party in accordance with its terms.

4.

The execution and delivery by each Opinion Party of the Opinion Documents to which it is a party and the performance by such Opinion Party of its obligations thereunder (if such Opinion Party were to perform its obligations on the date hereof) do not: (i) constitute a default under or violate any of the terms, conditions or provisions of any document, agreement or other instrument identified on Schedule A hereto[1]; (ii) violate any applicable law of its jurisdiction of organization, the State of New York or federal law or regulation which, in our experience, is typically applicable to [corporations, limited liability companies, or limited partnerships (as applicable)] in relation to transactions of the type contemplated by the Opinion Documents; (iii) violate any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on any Opinion Party named therein of which we have knowledge; or (iv) result in or require the creation or imposition of any Lien on any asset of any Opinion Party under any of the documents, agreements and other instruments identified on Schedule A hereto.

5.

No consent, approval, waiver, license or authorization or other action by or filing with the jurisdiction of organization of any Opinion Party[2] or any New York State or federal governmental authority is required in connection with the execution and delivery by such Opinion Party of the Opinion Documents to which it is a party or the performance by such Opinion Party of its payment obligations thereunder on the date hereof, except for those already obtained and in full force and effect.

[4]	The FNIS Credit Agreement and its related guarantees and pledge agreement.
[5]

This opinion with respect to the laws of the jurisdiction of the Opinion Parties will be limited: (i) in the case of the opinion of Nelson Mullins Riley & Scarborough LLP, to Opinion Parties organized under the laws of California, Delaware, District of Columbia, Florida, Georgia, Maryland or New York (and will not extend to Holdings or any of its subsidiaries); and (ii) in the case of the opinion of Quarels & Brady LLP, to Opinion Parties organized under the laws of Arizona, California, Delaware, Michigan, Nevada Wisconsin (and will only extend to Opinion Parties consisting of Holdings or any of its subsidiaries). No such opinion will be required regarding the laws of any other jurisdiction of organization of any Opinion Party.

APPENDIX III:

1.

[Form for opinion of Nelson Mullins Riley & Scarborough, LLP] Each of the Opinion Parties[1] is a [corporation, limited liability company or limited partnership (as applicable)] validly existing under the laws of the                     . The opinion in the immediately preceding sentence is based solely upon review of copies of certificates issued by the                      of the State of                      for each of the Opinion Parties, and is limited to the meaning ascribed to such certificates by the State of                      and to the status of each of the Opinion Parties on the date of the certificate relating to it. Each of the Opinion Parties has the [corporate, limited liability company or limited partnership (as applicable)] power and authority to execute and deliver the Opinion Documents[2] to which it is a party and to perform its obligations thereunder. Each of the Opinion Parties has duly authorized the execution and delivery of the Opinion Documents to which it is a party and the performance of its obligations thereunder. The execution and delivery by each of the Opinion Parties of each Opinion Document to which it is a party does not, and if each of the Opinion Parties were now to perform its obligations thereunder such performance would not, result in any violation of the Organizational Documents of the Opinion Parties or the [applicable organizational statute].[3]

[Form for opinion of Quarles & Brady LLP] Each of the Opinion Parties is a corporation or limited liability company validly existing under the laws of the state of its incorporation or formation. Each Opinion Party is in good standing, active status or other comparable status under the laws of its state of incorporation or formation. The opinions in the preceding sentences are based solely upon our review of certificates from the Secretaries of State (or comparable office) of the jurisdiction in which the applicable Opinion Party is incorporated, organized or formed. Each of the Opinion Parties has the corporate or limited liability company power and authority to execute and deliver the Opinion Documents to which it is a party and to perform its obligations thereunder. Each of the Opinion Parties has duly authorized the execution and delivery of the Opinion Documents to which it is a party and the performance of its obligations thereunder. The execution and delivery by each Opinion Party of the Opinion Documents to which it is a party does not, and if each of the Opinion Parties were now to perform its obligations thereunder such performance would not, result in any violation of the articles or certificate of incorporation or bylaws, or the certificate of formation or limited liability company agreement, as applicable, of such Opinion Party. The execution and delivery by each Opinion Party of the Opinion Documents to which it is a party does not, and if each of the Opinion Parties were now to perform its obligations thereunder, such performance would not, result in any violation of the articles or certificate of incorporation or bylaws, or the certificate of formation or limited liability company agreement, as applicable, of such Opinion Party.

[1]	The “Opinion Parties” are FNIS, any other subsidiary of FNIS that executes any Opinion Document, Holdings, the Borrower, and any Subsidiary of the Borrower that executes any Opinion Document.
[2]

The “Opinion Documents” are (i) the Debt Exchange and Joinder Agreement, (ii) the FNIS Credit Guaranty (being made by Holdings and certain of its subsidiaries), and (iii) the Pledge Agreement Supplement (as referenced in the Debt Exchange and Joinder Agreement).

[3]

The opinions in paragraph 1 will only be given for Opinion Parties organized and existing under the laws of the following jurisdictions: (i) with respect to FNIS and its subsidiaries (other than Holdings and its subsidiaries), California, Delaware, District of Columbia, Florida, Georgia, Maryland and New York, and (ii) with respect to Holdings and its subsidiaries, Arizona, California, Delaware, Michigan, Nevada and Wisconsin.

2.	The Opinion Parties have executed and delivered the Opinion Documents to which they are parties.

3.	Each of the Opinion Documents to which an Opinion Party is a party constitutes the legal, valid and binding obligation of such Opinion Party, enforceable against such Opinion Party in accordance with its terms.

4.

The execution and delivery by each Opinion Party of the Opinion Documents to which it is a party and the performance by such Opinion Party of its obligations thereunder (if such Opinion Party were to perform its obligations on the date hereof) do not: (i) constitute a default under or violate any of the terms, conditions or provisions of any document, agreement or other instrument identified on Schedule A hereto[4]; (ii) violate any applicable law of its jurisdiction of organization, the State of New York or federal law or regulation which, in our experience, is typically applicable to [corporations, limited liability companies, or limited partnerships (as applicable)] in relation to transactions of the type contemplated by the Opinion Documents; (iii) violate any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on any Opinion Party named therein of which we have knowledge; or (iv) result in or require the creation or imposition of any Lien on any asset of any Opinion Party under any of the documents, agreements and other instruments identified on Schedule A hereto.

5.

No consent, approval, waiver, license or authorization or other action by or filing with the jurisdiction of organization of any Opinion Party[5] or any New York State or federal governmental authority is required in connection with the execution and delivery by such Opinion Party of the Opinion Documents to which it is a party or the performance by such Opinion Party of its payment obligations thereunder on the date hereof, except for those already obtained and in full force and effect.

6.	No Opinion Party is an “investment company” and none of the Opinion Parties is a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.	The making of the Tranche C Term Loans under the FNIS Credit Agreement, and the use of proceeds thereof, do not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

8.	The execution and delivery of the Pledge Agreement Supplement (the “Pledge Supplement”) is effective to create, in favor of the Collateral Agent (as defined in the

[4]	The Metavante Credit Agreement and its related guarantees and the Guarantee and Collateral Agreement (as defined therein).
[5]

This opinion with respect to the laws of the jurisdiction of the Opinion Parties will be limited: (i) in the case of the opinion of Nelson Mullins Riley & Scarborough LLP, to Opinion Parties organized under the laws of California, Delaware, District of Columbia, Florida, Georgia, Maryland or New York (and will not extend to Holdings or any of its subsidiaries); and (ii) in the case of the opinion of Quarels & Brady LLP, to Opinion Parties organized under the laws of Arizona, California, Delaware, Michigan, Nevada or Wisconsin (and will only extend to Opinion Parties consisting of Holdings or any of its subsidiaries). No such opinion will be required regarding the laws of any other jurisdiction of organization of any Opinion Party.

FNIS Pledge Agreement) for the benefit of the Secured Parties (as defined in the FNIS Pledge Agreement), as security for the Secured Obligations (as defined in the FNIS Pledge Agreement), a valid security interest (the “Article 9 Security Interest”) in the right, title and interest of [name of FNIS entity that will hold the capital stock of Holdings] executing such Pledge Supplement as the “grantor” in the issued and outstanding capital stock of Holdings described therein in which a security interest may be created pursuant to Article 9 of the Uniform Commercial Code (the “Article 9 Collateral”) as in effect in the State of New York on the date hereof (the “UCC”).

9.	To the extent that the filing of a Uniform Commercial Code financing statement in the State of is effective under the UCC to perfect a security interest in the Article 9 Collateral, the Article 9 Security Interest in the Article 9 Collateral will be perfected upon the filing of Uniform Commercial Code financing statements in the forms attached hereto as Exhibit A (the “Financing Statements”) in the filing office located in the applicable jurisdiction that is indicated thereon.

10.	Assuming that the certificates evidencing the “Pledged Equity” specifically listed on Schedule II to the Pledge Supplement (in either bearer form or registered form), in each case indorsed by an appropriate person in blank or accompanied by instruments of transfer or assignment in blank duly executed by an appropriate person, have been delivered on or prior to the date hereof to the Collateral Agent, and have been continuously held by the Collateral Agent since such delivery, in each case in the State of New York, then, on the date hereof: (i) such security interest is perfected; (ii) the Collateral Agent has, for the benefit of the Secured Parties, control (within the meaning of Section 8-106 of the UCC) of such Pledged Equity; and (iii) assuming the absence of notice of any adverse claim (as defined in Sections 8-102(a)(1) and 8-105 of the UCC) thereto on the part of any Secured Party, the Collateral Agent will be a protected purchaser (within the meaning of Section 8-303(a) of the UCC) of such security interest in such Pledged Equity.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 1, 2007 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Metavante Technologies, Inc., Metavante Corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), Lehman Commercial Paper Inc. and Baird Financial Corporation, as documentation agents, Morgan Stanley Senior Funding Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

The undersigned, a Responsible Officer of Fidelity National Information Services, Inc. (“FNIS”) , hereby certifies as of the date hereof that he/she is the                      of FNIS, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of FNIS and its Restricted Subsidiaries, and hereby certifies on behalf of FNIS that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements of FNIS and its Subsidiaries required by Section 6.1(a) of the Agreement for the fiscal year of FNIS ended as of the above date, together with the report and opinion of the independent certified public accountant required by such Section.

[Use following paragraph 1 for fiscal quarter financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements of FNIS and its Subsidiaries required by Section 6.1(b) of the Agreement for the fiscal quarter of FNIS ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of FNIS and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

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2. To the knowledge of the undersigned Responsible Officer, FNIS has caused to be made, a review of the activities of FNIS and its Restricted Subsidiaries in regard to the matters relevant to this Compliance Certificate during such fiscal period and has required that the results thereof be reported to the undersigned Responsible Officer.

[select one:]

[To the knowledge of the undersigned Responsible Officer after taking into account the review reports described above, no Default has occurred during such fiscal period and is continuing on the Financial Statement Date.]

–or–

[To the knowledge of the undersigned Responsible Officer after taking into account the review reports described above, the following is a list of each Default (and its nature and status) that has occurred during such fiscal period and is continuing on the Financial Statement Date:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are delivered in compliance with Section 6.2(b).

4. Attached hereto as Schedule 3 is a description of all events, conditions or circumstances during the fiscal quarter ended as of the above date requiring a mandatory prepayment under Section 2.11 of the Agreement (excluding (i) any Asset Sale or Recovery Event regarding which the Borrower has notified the Administrative Agent by delivery of a Reinvestment Notice that the Borrower intends to reinvest the Net Cash Proceeds thereof, provided that either such reinvestment has been made on or before the Reinvestment Prepayment Date or the Reinvestment Prepayment Date has not occurred during such period and (ii) events that will not cause a mandatory prepayment in reliance on Section 2.11(e) of the Agreement), in each case as required by Section 6.2(f) of the Agreement.

5. The aggregate principal amount of the “Swing Line Loans” and “Revolving Credit Loans” (each as defined in the FNIS Credit Agreement) that were drawn for the purpose of credit card settlements and outstanding on the Financial Statement Date is $            , of which $             (the “Repaid Amount”) was repaid within three Business Days after the Financial Statement Date, and the Total Indebtedness set forth in Schedule 2 has been reduced by the Repaid Amount.

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IN WITNESS WHEREOF, the undersigned Responsible Officer has executed this Certificate on behalf of FNIS as of                     .

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

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SCHEDULE 1

to the Compliance Certificate

[Audited or unaudited financial statements required by Section 6.1(a) or (b) of the Agreement]

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SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

For the Quarter/Year ended                      (“Financial Statement Date”)

“Subject Period” means the four consecutive fiscal quarters ending on the Financial Statement Date.

All Section references refer to the Agreement.

I.	Section 7.10(a)—Leverage Ratio[1]

	A.	Consolidated EBITDA of the Consolidated Companies

		1.	Consolidated Net Income:		$

		2.	The sum of the amount which, in the determination of Consolidated Net Income for such period, was deducted for, without duplication:

			(i)	total interest expense:	$

			(ii)	income, franchise and similar taxes:	$

			(iii)	depreciation and amortization expense (including amortization of intangibles, goodwill and organization costs):	$

			(iv)	letter of credit fees:	$

			(v)	non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of FNIS or any of its Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting:	$

			(vi)	extraordinary charges:	$

			(vii)	non-cash amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Loans):	$

[1]	Calculated as of the end of any fiscal quarter of FNIS for the Subject Period.

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	(viii)	cash expenses incurred in connection with the FNIS Merger, or, to the extent permitted under the Agreement, any Investment permitted under Section 7.2 (including any Permitted Acquisition), Equity Issuance or Debt Issuance (in each case, whether or not consummated):	$

	(ix)	losses realized upon the Disposition of property or assets outside of the ordinary course of business:	$

	(x)	to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition:	$

	(xi)	to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption:	$

	(xii)	[intentionally omitted]:	$

	(xiii)	non-cash purchase accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the FNIS Merger or any Investment permitted under Section 7.2 (including any Permitted Acquisition):	$

	(xiv)	non-cash losses from Joint Ventures and non-cash minority interest reductions:	$

	(xv)	fees and expenses in connection with exchanges or refinancings permitted by Section 7.11:	$

	(xvi)	(A) non-cash, non-recurring charges with respect to employee severance, (B) other non-cash, non-recurring charges so long as such charges described in this clause (B) do not result in a cash charge in a future period (except as permitted in clause (xvi)(C)) and (C) non-recurring charges other than those referred to in clauses (A) and (B) so long as such charges described in this clause (C) do not exceed $30,000,000 during any fiscal year:	$

	(xvii)	other expenses or charges reducing Consolidated Net Income which do not represent a cash item in such period or any future period:	$

		Total	$

3.	The sum of the amount which, in the determination of Consolidated Net Income, has been included for:

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		(i)	non-cash gains (other than with respect to cash actually received) and extraordinary gains:	$

		(ii)	gains realized upon the Disposition of property outside of the ordinary course of business:	$

			Total	$

	4.	Unrealized losses/gains in respect of Swap Contracts:		$

	5.	Consolidated EBITDA (Line I.A.1 + Total for I.A.2 – Total for I.A.3 (+/-) Line I.A.4)		$

B.	Total Indebtedness at the Financial Statement Date

	1.	The aggregate Outstanding Amount of all Loans and all “Loans” (as defined in the FNIS Credit Agreement), the aggregate undrawn amount of all outstanding trade “Letters of Credit” and all “Unreimbursed Amounts” (each as defined in the FNIS Credit Agreement):[2]		$

	2.	The sum of the following other Indebtedness of the Consolidated Companies, in each case other than Specified Non-Recourse Indebtedness:[3]

		(i)	all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or agreements:	$

		(ii)	the maximum available amount of all letters of credit (including standby and commercial) and bankers’ acceptances, in each case solely to the extent drawn and unreimbursed:	$

[2]

The amount to be reported on Item 1 shall be reduced by the Repaid Amount referred in paragraph 5 of the Compliance Certificate (i.e. the amount of any outstanding “Swing Line Loans” and “Revolving Credit Loans” (each as defined in the FNIS Credit Agreement) drawn for the purpose of credit card settlements that were repaid within three Business Days after the Financial Statement Date).

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Item 2 shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person.

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	(iii)	all obligations to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet, and (iii) any earn-out obligation that appears in the liabilities section of the balance sheet, to the extent (A) indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefore are in escrow):	$

	(iv)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (the amount for purposes of this Item (iv) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith):	$

	(v)	all Attributable Indebtedness:	$

	(vi)	all indebtedness or similar financing obligations under any Securitization Financing:	$

	(vii)	all Guarantees of FNIS and its Subsidiaries of any of items (i) through (vi):	$

		Subtotal:	$

3.	Total Indebtedness (Item 1 + Subtotal for Item 2):[4]		$

Leverage Ratio (Line I.B.3 ÷ Line I.A.5)			:1.00

[4]

To be reduced, in the case of any Indebtedness of a Majority-Owned Subsidiary, by an amount directly proportional to the amount by which Consolidated EBITDA determined pursuant to Section I.A. above was reduced (including through the calculation of Consolidated Net Income) by the elimination of a minority interest in such Majority-Owned Subsidiary owned by a Person other than a Consolidated Company.

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Maximum permitted:

Period Ending Date	Leverage Ratio
March 31, 2009 through December 31, 2009	3.5:1.0
March 31, 2010 and thereafter	3.25:1.0

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II.	Section 7.10(b)—Interest Coverage Ratio[5]

	A.	Consolidated EBITDA of FNIS and its Subsidiaries (Line I.A.5 above):		$

	B.	Consolidated Interest Charges of the Consolidated Companies for the Subject Period, which is the amount payable with respect to:

		1.	total interest expense payable in cash plus pay-in-kind interest in respect of all obligations (in each case other than Specified Non-Recourse Indebtedness) for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments or agreements (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transaction, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining Swap Contracts, (iv) fees and expenses associated with any Investment permitted under Section 7.2, Equity Issuance or Debt Issuance (whether or not consummated) and (v) amortization of deferred financing costs):	$

		2.	interest income with respect to Cash on Hand:	$

Consolidated Interest Charges Total (Line II.B.1 – Line II.B.2)

	Interest Coverage Ratio (Line II.A ÷ Line II.B)			:1.00

Minimum required:

Period Ending Date	Interest Coverage Ratio
March 31, 2009 and thereafter	4.00:1

[5]	Calculated as of the end of any fiscal quarter of FNIS for the four fiscal quarters ending on the Financial Statement Date.

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SCHEDULE 3

to the Compliance Certificate

(Items required by Section 6.2(f) of the Agreement)

Mandatory Prepayment Events:

EXHIBIT I

FNIS LOAN PARTY GUARANTY AGREEMENT

FNIS LOAN PARTY GUARANTY AGREEMENT, dated as of [                    ], 2009 (this “Guaranty”), made by the Persons listed on the signature pages hereof under the caption “FNIS Guarantors” and the Additional FNIS Guarantors (as defined in Section 24) (such Persons so listed and the Additional FNIS Guarantors being, collectively, the “FNIS Guarantors”), in favor of JPMORGAN CHASE BANK, N.A. as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time party to the Credit Agreement, dated as of November 1, 2007 (as amended by Amendment No. 1, dated as of April 30, 2009 and effective as of the date hereof (“Amendment No. 1”) and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among METAVANTE TECHNOLOGIES, INC. (“Holdings”), METAVANTE CORPORATION (the “Borrower”), the Lenders, the Administrative Agent and certain other agents party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Credit Agreement, Holdings and certain of its subsidiaries (the “Metavante Guarantors”) entered into the Guarantee and Collateral Agreement, dated as of November 1, 2007 (as amended, supplemented or otherwise modified from time to time, the “Metavante Guarantee and Collateral Agreement”), in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Parties (as defined below);

WHEREAS, Holdings and the Borrower have advised the Administrative Agent and the Lenders that Fidelity National Information Services, Inc. (“FNIS”) intends to merge Delaware LLC, a wholly-owned subsidiary of FNIS (“FNIS Merger Sub”), with the FNIS Merger Sub as the surviving entity (the “FNIS Merger”), pursuant to the Agreement and Plan of Merger dated as of March 31, 2009 among FNIS, Holdings and FNIS Merger Sub (the “FNIS Merger Agreement”);

WHEREAS, in connection with the FNIS Merger, FNIS and the Borrower desire to restructure the Loans under the Credit Agreement pursuant to the terms of Amendment No. 1; and

WHEREAS, it is a condition precedent to the effectiveness of Amendment No. 1 that the FNIS Guarantors shall have executed and delivered this Guaranty to the Administrative Agent for the ratable benefit of the Guaranteed Parties. Each FNIS Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement, the other Loan Documents and the FNIS Merger Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into Amendment No. 1, each FNIS Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Guaranteed Parties, as follows:

SECTION 1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest (if any) accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement or any Specified Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Guaranty, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement or any Specified Cash Management Agreement, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required (to the extent required) to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Guaranteed Parties”: the collective reference to the Administrative Agent, the Lenders and any Affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Guarantor Obligations”: with respect to any FNIS Guarantor, any and all obligations and liabilities of such FNIS Guarantor which may arise under or in connection with this Guaranty or any other Loan Document, any Specified Swap Agreement or any Specified Cash Management Agreement to which such FNIS Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required (to the extent required) to be paid by such FNIS Guarantor pursuant to the terms of this Guaranty or any other Loan Document).

“Guarantors”: the collective reference to each FNIS Guarantor and each Metavante Guarantor.

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“Metavante Guaranty”: the guarantee of the Metavante Guarantors set forth in Section 2 of the Metavante Guarantee and Collateral Agreement or in an Assumption Agreement thereto.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each FNIS Guarantor, its Guarantor Obligations.

SECTION 2. Guaranty. (a) Each of the FNIS Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Guaranteed Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each FNIS Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such FNIS Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3).

(c) Each FNIS Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such FNIS Guarantor hereunder without impairing the guarantee contained herein or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) This Guaranty shall remain in full force and effect until (i) the Commitments have been terminated and (ii) all the Borrower Obligations (other than contingent indemnity obligations with respect to unasserted claims) and the Guarantor Obligations under the guarantee contained herein shall have been satisfied by payment in full and no Letter of Credit shall be outstanding (or have been cash collateralized or otherwise subject to arrangements reasonably acceptable to the Administrative Agent), notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any FNIS Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such FNIS Guarantor in respect of the Borrower Obligations or any payment received or collected from such FNIS Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such FNIS Guarantor hereunder until the Commitments have been terminated and the Borrower Obligations (other than, in each case, indemnities and other contingent obligations not then due and payable) are paid in full and no Letter of Credit shall be outstanding (or have been cash collateralized or otherwise subject to arrangements reasonably acceptable to the Administrative Agent).

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SECTION 3. Right of Contribution. Each FNIS Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder or under the Metavante Guaranty, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder or thereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4 and Section 2.3 of the Metavante Guaranty. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any FNIS Guarantor to the Administrative Agent and the Lenders, and each FNIS Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such FNIS Guarantor hereunder.

SECTION 4. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or under the Metavante Guaranty or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder or under the Metavante Guaranty, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations (other than, in each case, indemnities and other contingent obligations not then due and payable) are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations (other than, in each case, indemnities and other contingent Obligations not then due and payable) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the same form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, then due in such order as set forth in the Credit Agreement or as set forth in Section 10 hereof or as set forth in Section 6.5 of the Metavante Guaranty (as applicable).

SECTION 5. Amendments, etc. with respect to the Borrower Obligations. Each FNIS Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any FNIS Guarantor and without notice to or further assent by any FNIS Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the

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Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may reasonably deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained herein or any property subject thereto.

SECTION 6. Guarantee Absolute and Unconditional. Each FNIS Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained herein or acceptance of the guarantee contained herein; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained herein; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantees contained herein and the Metavante Guaranty. Each FNIS Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each FNIS Guarantor understands and agrees that the guarantee contained herein shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such FNIS Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such FNIS Guarantor under the guarantee contained herein, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any FNIS Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any FNIS Guarantor of

5

any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any FNIS Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 7. Reinstatement. The guarantee contained herein shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 8. Payments; Payments Free and Clear of Taxes. (a) Each FNIS Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

(b) Any and all payments by any FNIS Guarantor under this Guaranty or any other Loan Document shall be made in accordance with the terms of the Credit Agreement, including the provisions of Section 2.19 of the Credit Agreement (and such FNIS Guarantor shall make such payments of Non-Excluded Taxes and Other Taxes to the extent described in Section 2.19), as though such payments were made by the Borrower.

SECTION 9. Covenants. Each FNIS Guarantor covenants and agrees that, so long as any part of the Guarantor Obligations shall remain unpaid, any Letter of Credit shall be outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the Administrative Agent or any Lender shall have any Commitment, such FNIS Guarantor will perform and observe, and cause each of its Restricted Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that Holdings or the Borrower has agreed to cause such FNIS Guarantor or such Restricted Subsidiaries to perform or observe.

SECTION 10. Application of Proceeds. The Administrative Agent shall apply any proceeds of the guarantee set forth herein in payment of the Obligations. The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Guaranty and the Credit Agreement and may do so at such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election. Subject to the foregoing, the Administrative Agent shall apply such proceeds in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

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Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Guaranteed Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Guaranteed Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Guaranteed Parties according to the amounts of the Obligations then held by the Guaranteed Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

SECTION 11. Amendments, Release of FNIS Guarantors, etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any FNIS Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the FNIS Guarantors (with the consent of the requisite number of Lenders specified in the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. An FNIS Guarantor (other than FNIS) shall automatically be released from this Guaranty and its obligations hereunder (a) upon consummation of any transaction or designation permitted by the Credit Agreement as a result of which such FNIS Guarantor (i) ceases to be a Restricted Subsidiary, (ii) ceases to be a Subsidiary or (iii) becomes a Foreign Subsidiary or a Domestic Subsidiary of a Foreign Subsidiary, in each case to the extent permitted by the Credit Agreement (provided that no such release shall occur if such FNIS Guarantor is a guarantor in respect of Permitted Subordinated Indebtedness) or (b) if FNIS determines that such FNIS Guarantor is no longer required under Section 6.12 of the Credit Agreement to be an “FNIS Subsidiary Guarantor” (as defined in the Credit Agreement) and gives notice to that effect to the Administrative Agent. The Administrative Agent will, at the Borrower’s expense, execute and deliver to such FNIS Guarantor such documents as the Borrower shall reasonably request to evidence the release of such FNIS Guarantor from its guarantee hereunder pursuant to this Section 11; provided that the Borrower shall have delivered to the Administrative Agent a written request therefor and a certificate of the Borrower to the effect that the transaction, designation or determination, as the case may be, is in compliance with the Loan Documents. The Administrative Agent shall be authorized to rely on any such certificate without independent investigation.

SECTION 12. Notices. All notices, requests and demands to or upon the Administrative Agent or any FNIS Guarantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any FNIS Guarantor shall be addressed to such FNIS Guarantor in care of FNIS at the address specified in Section 11.02 of the FNIS Credit Agreement.

SECTION 13. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant

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to Section 11), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 14. Enforcement Expenses; Indemnification. (a) Each FNIS Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such FNIS Guarantor under the guarantee contained herein or otherwise enforcing or preserving any rights under this Guaranty and the other Loan Documents to which such FNIS Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent (to the same extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement).

(b) Each FNIS Guarantor agrees to pay, indemnity and hold each Lender and the Administrative Agent harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Guaranty (to the same extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement).

(c) Each FNIS Guarantor agrees to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, trustees, agents and controlling persons harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty (to the same extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement).

(d) The agreements in this Section 14 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

SECTION 15. Successors and Assigns. This Guaranty shall be binding upon the successors and permitted assigns of each FNIS Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no FNIS Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent.

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SECTION 16. Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any FNIS Guarantor, any such notice being expressly waived by each FNIS Guarantor to the extent permitted by applicable law, upon the occurrence and continuance of an Event of Default, to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such FNIS Guarantor. Each Lender agrees promptly to notify the relevant FNIS Guarantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

SECTION 17. Counterparts. This Guaranty may be executed by one or more of the parties to this Guaranty on any number of separate counterparts (including by telecopy, pdf or e-mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 18. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 19. Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 20. Integration. This Guaranty and the other Loan Documents represent the agreement of the FNIS Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 21. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 22. Submission To Jurisdiction; Waivers. Each FNIS Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guaranty and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

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(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such FNIS Guarantor at its address referred to in Section 12 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 23. Acknowledgements. Each FNIS Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any FNIS Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents, and the relationship between the FNIS Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the FNIS Guarantors and the Lenders.

SECTION 24. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Annex A hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional FNIS Guarantor” and shall become and be a FNIS Guarantor hereunder, and each reference in this Guaranty to a “FNIS Guarantor” shall also mean and be a reference to such Additional FNIS Guarantor, and each reference in any other Loan Document to a “Guarantor” or “FNIS Subsidiary Guarantor” shall also mean and be a reference to such Additional FNIS Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “FNIS Loan Party Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

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SECTION 25. Waiver of Jury Trial. EACH FNIS GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature page(s) to follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

FNIS GUARANTORS:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

Name:
Title:

[EACH OTHER FNIS LOAN PARTY]

Name:
Title:

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ANNEX A TO

FNIS LOAN PARTY

GUARANTY AGREEMENT

FORM OF GUARANTY SUPPLEMENT

                         ,

JPMorgan Chase Bank, N.A., as Administrative Agent

1111 Fannin Street, Floor 10

Houston, Texas 77002-6925

Attention:

Re: Credit Agreement dated as of November 1, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Metavante Technologies, Inc., Metavante Corporation, the several banks and other financial institutions or entities from time to time party thereto, Lehman Commercial Paper Inc. and Baird Financial Corporation, as documentation agents, Morgan Stanley Senior Funding Inc, as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement and (ii) the FNIS Loan Party Guaranty Agreement dated as of [                    ], 2009, made by the FNIS Guarantors (as defined therein) party thereto in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Parties described therein (such Guaranty Agreement, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement (this “Guaranty Supplement”), being the “Guaranty”). The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby, jointly and severally with the other FNIS Guarantors, absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all of its Guarantor Obligations. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guarantor Obligations and would be owed by any other Loan Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent, on behalf of itself and each other Guaranteed Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the

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Guarantor Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement and the Guarantor Obligations of each FNIS Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and the undersigned hereby irrevocably agree that the Guarantor Obligations of the undersigned Guarantor under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance under Bankruptcy Law or any comparable provision of applicable law.

(c) Subject to Section 4 of the Guaranty, the undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Guaranteed Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the other Guaranteed Parties under or in respect of the Loan Documents.

(d) The undersigned hereby agrees that any Indebtedness owed by it to another Loan Party shall be subordinated to the Guarantor Obligations of the undersigned and that any Indebtedness owed to it by another Loan Party shall be subordinated to the Guarantor Obligations of such other Loan Party, it being understood that the undersigned or such other Loan Party, as the case may be, may make payments on such intercompany Indebtedness unless an Event of Default has occurred and is continuing.

Section 2. Guarantor Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a FNIS Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other FNIS Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional FNIS Guarantor” or a “FNIS Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor”, “FNIS Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Delivery by Telecopier. This Guaranty Supplement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or electronic mail shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

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SECTION 4. Governing Law. THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5. Submission To Jurisdiction; Waivers. The undersigned hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at the address set forth in Section 12 of the Guaranty or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 6. Waiver of Jury Trial. THE UNDERSIGNED HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Very truly yours,

[NAME OF ADDITIONAL FNIS GUARANTOR]

By:
Name:
Title:
Address:	[ ]

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Accepted and agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

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EXHIBIT J

SUBORDINATION TERMS

Section 1. Agreement to Subordinate. The Company’s obligations to [INSERT NAME OF LENDER] (the “Subordinated Lender”) under this [INSERT NAME OF DOCUMENT] (the “Subordinated Obligations”) are subordinated in right of payment, to the extent and in the manner provided in [this Note/Instrument], to the prior payment of all Senior Debt. “Senior Debt” shall include the Obligations (as defined in the Credit Agreement dated as of November 1, 2007 (as in effect from time to time, the “Credit Agreement”) among Metavante Technologies, Inc., Metavante Corporation, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Commercial Paper Inc. and Baird Financial Corporation, as documentation agents, Morgan Stanley Senior Funding Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”)), and “Senior Lenders” means the holders from time to time of the Senior Debt. The subordination provisions of [this Note/Instrument] are for the benefit of and enforceable by the Senior Lenders.

Section 2. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1) the Senior Lenders are entitled to receive payment in full in cash of all Senior Debt, including all interest accrued or accruing on the Senior Debt after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the Credit Agreement, whether or not the claim for the interest is allowed or allowable as a claim in the case or proceeding with respect to the Senior Debt (only such payment constituting “payment in full”) before the Subordinated Lender will be entitled to receive any payment of principal of or interest on the Subordinated Obligations (except for payments made in permitted junior securities or from a satisfaction and discharge or defeasance trust); and

(2) until the Senior Debt is paid in full, any payment or distribution to which the Subordinated Lender would be entitled but for these subordination provisions shall instead be made to the Senior Lenders as their interests may appear.

Section 3. Default on Senior Debt. (a) The Company shall not pay the principal of or interest on the Subordinated Obligations (“pay the Subordinated Obligations”) if either of the following occurs (each a “Payment Default”) (i) at the time any Senior Debt has not been paid in full in cash when due, whether at maturity, upon acceleration, or otherwise, and the default has not been cured or waived or (ii) any other default on the Senior Debt occurs and the maturity of the Senior Debt is accelerated in accordance with its terms, unless such acceleration has been rescinded or such Senior Debt has been paid in full in cash.

(b) During the continuance of any default other than a Payment Default with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice that may be required to effect acceleration) or upon the expiration of a grace period, the Company may not pay the Subordinated Obligations for a period (a “Payment Blockage Period”)

(1) commencing upon the receipt by the Company of written notice of default from the Administrative Agent specifying an election to effect a Payment Blockage Period (a “Blockage Notice”) and

(2) ending 179 days thereafter (or earlier if the Payment Blockage Period is terminated) (i) by written notice to the Company from the Administrative Agent, (ii) by repayment in full of such Senior Debt or (iii) because the default giving rise to the Blockage Notice is no longer continuing.

Subject to the preceding paragraph, unless the Senior Lenders have accelerated the maturity of the Senior Debt, the Company may resume payments on the Subordinated Obligations after the Payment Blockage Period.

(c) Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the Senior Debt during such period. No default which existed or was continuing on the date of the commencement of any Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period by the Senior Lenders, whether or not within a period of 360 consecutive days, unless the default has been cured or waived for a period of not less than 90 consecutive days.

Section 4. When Distribution Must Be Paid Over. If a payment or other distribution is made to the Subordinated Lender that because of these subordination provisions should not have been made to it, the Subordinated Lender shall hold it in trust for the Senior Lenders and pay it over to them as their interests may appear.

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Section 5. Subrogation. For purposes of subrogation, a distribution made under these subordination provisions to the Senior Lenders which otherwise would have been made to the Subordinated Lender is not, as between the Company and the Subordinated Lender, a payment by the Company on the Senior Debt. After all Senior Debt is paid in full and until the Subordinated Obligations are paid in full, the Subordinated Lender will be subrogated to the rights of the Senior Lenders to receive payments in respect of the Senior Debt.

Section 6. Relative Rights; Subordination Not to Prevent Events of Default or Limit Right to Accelerate. These subordination provisions define the relative rights of the Subordinated Lender and the Senior Lenders and do not impair, as between the Company and the Subordinated Lender, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Subordinated Obligations in accordance with their terms. The failure to make a payment pursuant to the Subordinated Obligations by reason of these subordination provisions does not prevent the occurrence of a Default, nor do these subordination provisions prevent the Subordinated Lender from exercising its available remedies upon a Default, subject to the rights of the Senior Lenders to receive distributions otherwise payable to the Subordinated Lender.

Section 7. Subordination May Not Be Impaired By Company. No right of any Senior Lender to enforce the subordination of the Subordinated Obligations will be impaired by any act or failure to act by the Company or by its failure to comply with [Sections 1–9].

Section 8. Subordinated Lender Entitled to Rely. For the purpose of ascertaining the outstanding amount of the Senior Debt, the Senior Lenders, and all other information relevant to making any payment or distribution to the Senior Lenders pursuant to [Sections 1–9], the Subordinated Lender is entitled to rely upon an order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 2 above are pending, a certificate of the liquidating trustee or other person making a payment or distribution to the Subordinated Lender, or information provided by the Senior Lenders or the Administrative Agent.

Section 9. Reliance by Senior Lenders on Subordination Provisions; No Waiver. (a) The Subordinated Lender acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to each Senior Lender, whether the Senior Debt was created or acquired before or after the incurrence of the Subordinated Obligations, to acquire or to hold the Senior Debt, and each Senior Lender will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Debt.

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(b) The Senior Lenders may, at any time and from time to time, without the consent of or notice to the Subordinated Lender, without incurring any liability or responsibility to the Subordinated Lender, and without impairing the rights of the Senior Lenders under these subordination provisions, do any of the following:

(1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Senior Debt or any instrument evidencing the same or any agreement under which the Senior Debt is outstanding or secured;

(2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt;

(3) release any person liable in any manner for the payment of the Senior Debt; or

(4) exercise or refrain from exercising any rights against the Company and any other person.

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EXHIBIT K

BORROWER SUPPLEMENTAL AGREEMENT

THIS BORROWER SUPPLEMENTAL AGREEMENT (this “Agreement”), dated as of                     , 2009, is entered into between Metavante Corporation, a Wisconsin corporation (the “Borrower”), and JPMorgan Chase Bank, N.A. (the “Administrative Agent”) under that certain Credit Agreement dated as of November 1, 2007 (as amended by Amendment No. 1 dated April 30, 2009 and effective as of the date hereof (“Amendment No. 1”) and as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Metavante Technologies, Inc., the Borrower, the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Lehman Commercial Paper Inc. and Baird Financial Corporation, as documentation agents, Morgan Stanley Senior Funding Inc., as syndication agent, and the Administrative Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The Borrower and the Administrative Agent hereby agree as follows:

1. The Borrower hereby represents and warrants to the Administrative Agents and the Lenders that:

(a) The execution, delivery and performance by the Borrower of this Agreement (i) are within its corporate or other powers, (ii) have been duly authorized by all necessary corporate, shareholder or other organizational action, and (iii) do not and will not (A) contravene the terms of the articles of incorporation or bylaws of the Borrower, (B) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.1 of the Credit Agreement), or require any to be made under, (1) any Permitted Subordinated Indebtedness, (2) any other Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (3) any order, injunction, writ or decree, of or with any Governmental Authority or any arbitral award to which the Borrower or its properties is subject or (C) violate, in any material respect, any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (B) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect;

(b) This Agreement has been duly executed and delivered by the Borrower. This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity; and

(c) The schedules attached hereto as Schedules 1.1(C), 4.15, 7.1, 7.2, 7.3, 7.8 and 7.9 accurately set forth the information required for such schedules under the Credit Agreement as amended by Amendment No. 1.

2. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

3. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER CONSENTS, FOR ITSELF AND IN ASPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

METAVANTE CORPORATION

By:
Name:
Title:

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Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

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